                                                                   Exhibit 10.22

                        HOTEL PURCHASE AND SALE AGREEMENT

                                    HOTEL 71

                                CHICAGO, ILLINOIS

                                 BY AND BETWEEN

           BOYKIN CHICAGO L.L.C., A DELAWARE LIMITED LIABILITY COMPANY

                                    AS SELLER

                                       AND

               THE FALOR COMPANIES, INC., AN ILLINOIS CORPORATION
                                  AS PURCHASER

                        HOTEL PURCHASE AND SALE AGREEMENT

                                Table of Contents

Article                                                                 Page No.
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
ARTICLE I DEFINITIONS AND REFERENCES.................................       1
    1.01   DEFINITIONS...............................................       1
    1.02   REFERENCES................................................       6

ARTICLE II SALE AND PURCHASE; "AS-IS" SALE...........................       6
    2.01   SALE AND PURCHASE.........................................       6
    2.02   PROPERTY SOLD "AS IS".....................................       9
    2.03   LIMITS OF ASSUMPTIONS AND ASSIGNMENTS.....................      11

ARTICLE III PURCHASE PRICE and DEPOSIT...............................      12
    3.01   PURCHASE PRICE............................................      12
    3.02   ALLOCATION OF PURCHASE PRICE..............................      13
    3.03   DEPOSIT ESCROW............................................      13

ARTICLE IV INSPECTION PERIOD.........................................      13
    4.01   INSPECTION PERIOD.........................................      13
    4.02   REVIEW AND INSPECTION.....................................      13
    4.03   TESTING...................................................      14
    4.04   ACCEPTANCE OR REJECTION...................................      14
    4.05   CONFIDENTIALITY...........................................      14
    4.06   TITLE AND SURVEY..........................................      15
    4.07   RELEASE AND INDEMNIFICATION...............................      16

ARTICLE V REPRESENTATIONS AND WARRANTIES.............................      16
    5.01   REPRESENTATIONS AND WARRANTIES OF SELLER..................      16
    5.02   REPRESENTATIONS AND WARRANTIES OF PURCHASER...............      23
    5.03   BROKERAGE.................................................      24
    5.04   DURATION OF REPRESENTATIONS AND WARRANTIES................      24
    5.05   SELLER'S INDEMNIFICATION..................................      25
    5.06   LIMITATION OF SELLER'S REPRESENTATIONS....................      25
    5.07   GUARANTY OR REPRESENTATIONS AND WARRANTIES................      26

ARTICLE VI CLOSING AND CLOSING DELIVERIES............................      26
    6.01   CLOSING...................................................      26
    6.02   ESCROW....................................................      26
    6.03   SELLER'S DELIVERIES.......................................      26
    6.04   PURCHASER'S DELIVERIES....................................      27
    6.05   EXPENSES..................................................      28
    6.06   CONCURRENT TRANSACTIONS...................................      28
    6.07   POSSESSION................................................      29
    6.08   RESTAURANT SPACE..........................................      29

ARTICLE VII ADJUSTMENTS AND PRORATIONS-CLOSING STATEMENTS............      30
    7.01   ADJUSTMENTS AND PRORATIONS................................      30

    7.02   PAYMENT...................................................      32
    7.03   CLOSING STATEMENTS........................................      32

ARTICLE VIII CONDITIONS TO SELLER'S OBLIGATIONS......................      33
    8.01   CONDITIONS................................................      33
    8.02   FAILURE OF SELLER CLOSING CONDITION.......................      34

ARTICLE IX CONDITIONS TO PURCHASER'S OBLIGATIONS.....................      34
    9.01   CONDITIONS................................................      34
    9.02   FAILURE OF PURCHASER CLOSING CONDITION....................      34

ARTICLE X ACTIONS AND OPERATIONS PENDING CLOSING.....................      34
   10.01   ACTIONS AND OPERATIONS PENDING CLOSING....................      34

ARTICLE XI CASUALTIES AND TAKINGS....................................      36
   11.01   CASUALTIES................................................      36
   11.02   TAKINGS...................................................      36

ARTICLE XII ADDITIONAL COVENANTS.....................................      37
   12.01   LIQUOR LICENSE; OTHER PERMITS; CONSENTS AND CLOSING
              CONDITIONS.............................................      37
   12.02   GUEST BAGGAGE.............................................      38
   12.03   SAFE DEPOSITS.............................................      38
   12.04   TAX APPEAL PROCEEDINGS....................................      38
   12.05   TERMINATION OF MANAGEMENT AGREEMENT.......................      39

ARTICLE XIII DEFAULTS AND REMEDIES...................................      39
   13.01   SELLER'S REMEDIES.........................................      39
   13.02   PURCHASER'S REMEDIES......................................      39

ARTICLE XIV EMPLOYEES................................................      39

ARTICLE XV MISCELLANEOUS.............................................      40
   15.01   NOTICES...................................................      40
   15.02   SURVIVAL..................................................      41
   15.03   CONSTRUCTION..............................................      41
   15.04   PUBLICITY.................................................      41
   15.05   ASSIGNMENT................................................      41
   15.06   COUNTERPARTS; FACSIMILE EXECUTION; INTEGRATION............      42
   15.07   GOVERNING LAW; JURISDICTION AND VENUE.....................      42
   15.08   FURTHER ASSURANCES........................................      43
   15.09   CONFIDENTIALITY...........................................      43
   15.10   ATTORNEYS' FEES...........................................      43
   15.11   PREVAILING PARTY..........................................      43
   15.12   DELIVERY OF DRAFTS NOT AN OFFER...........................      44
   15.13   SEVERABILITY..............................................      44

ARTICLE XVI GENERAL ESCROW PROVISIONS................................      44
   16.01   GENERAL ESCROW PROVISIONS.................................      44

                        HOTEL PURCHASE AND SALE AGREEMENT

     THIS HOTEL PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is made this 5th day of November, 2004, by and between Boykin Chicago L.L.C., a Delaware limited liability company ("SELLER"), and The Falor Companies, Inc., an Illinois corporation ("PURCHASER").

                                    RECITALS:

     A. Seller is the owner of the hotel and related facilities known as the Hotel 71 located at 71 East Wacker Drive, Chicago, Illinois.

     B. Seller desires to sell, and Purchaser desires to purchase, such hotel property and related facilities upon and subject to the terms and conditions set forth in this Agreement.

                                   AGREEMENTS:

     NOW, THEREFORE, in consideration of the representations, warranties, agreements, covenants, and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as set forth below:

                                   ARTICLE I

                           DEFINITIONS AND REFERENCES

     1.01 DEFINITIONS. As used in this Agreement, the following terms shall have the meanings indicated below:

          ACCOUNT CASH: The balances of all cash and securities and other instruments held by Seller or by Manager or for the benefit of Seller or the Property and deposited, held, or contained in any account, bank, or vault.

          ACCOUNTS RECEIVABLE: All accounts receivable with regard to the Hotel other than accounts receivable for room revenues for guests of the Hotel as of the Cut-off Time.

          ADDITIONAL DEPOSIT: Shall have the meaning given to it in Section 3.01(b).

          AFFILIATE: With respect to a specific entity, any natural person or any firm, corporation, partnership, association, trust, or other entity which, directly or indirectly, controls or is under common control with the subject entity, and with respect to any specific entity or person, any firm, corporation, partnership, association, trust, or other entity which is controlled by the subject entity or person. For purposes hereof, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity or the power to veto major policy decisions of any such entity, whether through the ownership of voting securities, by contract, or otherwise.

          AGREEMENT: This Hotel Purchase and Sale Agreement, including the exhibits attached hereto and made a part hereof.

          ASSUMED LIABILITIES: Shall have the meaning given to it in Section 2.03(a).

          BOOKINGS: Shall have the meaning given to it in Section 2.01(m).

          BOOKS AND RECORDS: Shall have the meaning given to it in Section 2.01(k).

          BROKER: Shall have the meaning given to it in Section 5.03.

          BUSINESS DAY: Shall mean all days of the year except Saturdays, Sundays, and holidays recognized by the Federal Reserve Bank of New York. If any deadline provided in this Agreement falls on a day other than a Business Day, such deadline shall be extended until the first Business Day thereafter.

          CODE: Shall have the meaning given to it in Section 5.01(n)(iii).

          CONSUMABLES: Shall have the meaning given to it in Section 2.01(e).

          CLOSING: The consummation of the transaction contemplated by this Agreement.

          CLOSING DATE: A date that is mutually agreeable to Seller and Purchaser which is not later than forty-five (45) days after the expiration of the Inspection Period (or the next Business Day if such day falls on a date that is not a Business Day), subject to the right of Seller to extend the Closing Date pursuant to Section 6.08(b) of this Agreement.

          COLLECTIVE BARGAINING AGREEMENTS: These contracts listed in Exhibit C-5 under the heading "Collective Bargaining Agreements."

          COMPENSATION: The direct salaries and wages paid to, or accrued for the benefit of, any Employee, incentive compensation, vacation pay, severance pay, employer's contributions under F.I.C.A. or COBRA, unemployment compensation, workmen's compensation or other employment taxes, payments under Employee Benefit Plans, or benefits; to the extent Seller is responsible for the aforementioned at law.

          CUT-OFF TIME: 11:59 P.M. (Central Standard or Daylight Savings Time, as applicable) on the date prior to the Closing Date.

          DEED: Shall have the meaning given to it in Section 6.03(a).

          DEPOSIT: Shall have the meaning given to it in Section 3.01(b).

          DOCUMENTS: All plans, specifications, drawings, blueprints, surveys, environmental reports, and other documents in Seller's possession that relate to the Property.

          DILIGENCE: Shall have the meaning given to it in Section 4.01.


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          EMPLOYEE(S): All persons employed by Manager, or an Affiliate of
     Manager pursuant to Management Agreement or employment contracts or otherwise.

          EMPLOYEE BENEFIT PLANS: All "EMPLOYEE BENEFIT PLANS," as that term is defined in Section 3(3) of ERISA, and each other employee benefit plan or program to which Seller contributes on behalf of any of the Employees.

          ENVIRONMENTAL LAWS: Any federal, state and local laws, statutes, ordinances, rules, regulations (including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. Section 9601 et seq.) and the applicable provisions of all applicable state and local statutes, as amended from time to time, and rules and regulations promulgated thereunder), authorizations, judgments, decrees, administrative orders, concessions, grants, franchises, agreements and other governmental restrictions and requirements relating to the environment.

          ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          ESCROW: The escrow, if any, created for the purpose of facilitating the transactions contemplated by this Agreement pursuant to the escrow instructions with the Escrow Company.

          ESCROW COMPANY: Stewart Title Guaranty Company.

          EXCLUDED ASSETS: Those assets, if any, listed on Exhibit A to this Agreement, the Account Cash and reserve for replacement of fixtures, furnishings and equipment, the Management Agreement, the Accounts Receivable and the Employee Benefit Plans.

          EXCLUDED PERMITS: Those permits and licenses required for the ownership and operation of the Hotel which, under applicable law, are nontransferable.

          FINAL CLOSING STATEMENT: The Final Closing Statement required under
     Section 7.03(a).

          FIXTURES AND TANGIBLE PERSONAL PROPERTY: Shall have the meaning given to it in Section 2.01(c).

          GENERAL ASSIGNMENT: Shall have the meaning given to it in Section 6.03(c).

          HOTEL: The hotel known as the Hotel 71 located at 71 East Wacker Drive, Chicago, Illinois and all related facilities and the lodging, food and beverage, and other businesses and activities related thereto and conducted at such hotel.

          HOTEL CONTRACTS: Shall have the meaning given to it in Section
     2.01(i).

          IMPROVEMENTS: Shall have the meaning given to it in Section 2.01(b).

          INDEMNIFIED PARTIES: With respect to an entity, such entity's partners, trustees, officers, directors, employees, beneficiaries, shareholders, members, managers, advisors, and other agents and each of their respective partners, trustees, beneficiaries, employees, officers, directors, members, managers and shareholders.

          INITIAL DEPOSIT: Shall have the meaning given to it in Section
     3.01(a).

          INSPECTION PERIOD: Shall have the meaning given to it in Section 4.01.

          INVENTORY: Shall have the meaning given to it in Section 2.01(g).

          IT SYSTEMS: Shall have the meaning given to it in Section 2.01(f).

          LAND: Shall have the meaning given to it in Section 2.01(a).

          LEGAL REQUIREMENTS: All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions, and requirements of all governments and governmental authorities having jurisdiction of the Property (including, for purposes of this Agreement, any local Board of Fire Underwriters), and the operation of the Hotel.

          LIABILITIES: All liabilities, demands, liens, interest, claims, actions or causes of action, assessments, losses, fines, penalties, costs (including, without limitation, response and/or remedial costs), damages and expenses including, without limitation, those asserted by any Federal, state or local governmental or quasi-governmental agency, third party, or former or present employee, including attorneys', consultants' and expert witness fees and expenses.

          LIQUOR LICENSE: Any and all licenses and permits required by any applicable governmental authorities for the sale and consumption of alcoholic beverages at the Hotel solely or jointly held by Seller.

          MANAGEMENT AGREEMENT: That certain Management Agreement between Seller and Manager pursuant to which Manager manages the Hotel.

          MANAGER: Chiboy LLC, an Ohio limited liability company.

          MATERIAL CONTRACTS: All Hotel Contracts which cannot be cancelled by thirty (30) days' or less written notice without penalty or premium payment.

          MISCELLANEOUS HOTEL ASSETS: Shall have the meaning given to it in
     Section 2.01(o).

          MONETARY EXCEPTION: Shall have the meaning given to it in Section
     4.06.

          NEW EXCEPTION: Shall have the meaning given to it in Section 4.06.

          NOTICE AND NOTICES: Shall have the meanings given to them in Section 15.01.


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
          OBLIGATIONS: All payments required to be made and all representations, warranties, covenants, agreements, and commitments required to be performed under the provisions of this Agreement by Seller or Purchaser, as applicable.

          OPENING OF ESCROW: Shall mean the earliest date on which Escrow Company has received both a fully executed copy of this Agreement and the Initial Deposit.

          PERMITS: Shall have the meaning given to it in Section 2.01(j).

          PERSONAL PROPERTY: All of the Property other than the Real Property.

          PRELIMINARY CLOSING STATEMENT: The Preliminary Closing Statement required by Section 7.03(a).

          PRESENT STANDARDS: The standards to which Seller and the Manager have generally operated and maintained the Hotel during the period prior to the execution of this Agreement.

          PROPERTY: Shall have the meaning given to it in Section 2.01.

          PROPRIETARY INFORMATION: Shall have the meaning given to it in Section 15.09.

          PURCHASE PRICE: Shall have the meaning given to it in Section 3.01.

          REAL PROPERTY: The Land together with the Improvements located on the Land.

          RESTAURANT LEASE: That certain Restaurant Lease dated November 20, 2002 between 71 East Wacker Leasing, Inc., a Delaware corporation, the landlord thereunder and an affiliate of Seller, and MRG Enterprises, L.L.C., an Illinois limited liability company, the tenant thereunder, with regard to the restaurant in the Hotel, together with all Exhibits thereto, including without limitation, the Ancillary Food Service Operating Agreement, a copy of which has been provided to Purchaser.

          RESTAURANT SPACE: The portion of the Real Property subject to the Restaurant Lease.

          RETAINED LIABILITIES: Shall have the meaning given to it in Section 2.03(b).

          SELLER ENCUMBRANCE: Any mortgage or deed of trust or other monetary lien voluntarily granted or assumed by Seller and encumbering the Property or any portion thereof and any and all judgments or mechanic's or supplier's liens encumbering the Property or any portion thereof arising from work performed or materials furnished at the Property by or on behalf of Seller.

          SPACE LEASES: Shall have the meaning given to it in Section 2.01(h).

          SPACE LESSEE: Any person or entity entitled to occupancy of any portion of the Real Property under a Space Lease.

          SUPPLIES: Shall have the meaning given to it in Section 2.01(d).

          SURVEY: Shall have the meaning given to it in Section 4.06.

          TERMINATION NOTICE: Shall have the meaning given to it in Section
     4.04.

          TITLE COMMITMENT: Shall have the meaning given to it in Section 4.06.

          TITLE COMPANY: Stewart Title Guaranty Company.

          TITLE DEFECTS: Shall have the meaning given to it in Section 4.06.

          TITLE POLICY: An ALTA Owner's Title Insurance Policy, Form B-1992, issued by the Title Company pursuant to the Title Commitment, in favor of Purchaser and in the amount of the portion of the Purchase Price allocated to the Real Property, showing good and marketable fee simple title in the Real Property to be vested in Purchaser, subject to only the title exceptions listed in the Title Policy.

          TRANSFER: Shall have the meaning given to it in Section 15.05.

          UCC: The Uniform Commercial Code in effect in the jurisdiction where the Real Property is located.

          UCC SEARCH: A search of the filings (at the state and county levels) pursuant to the UCC with regard to the Personal Property.

          WARN ACTS: Shall have the meaning given to them in Section 14.01.

          WARRANTIES: Shall have the meaning given to it in Section 2.01(l).

     1.02 REFERENCES. Except as otherwise specifically indicated, all references to Section and Subsection numbers refer to Sections and Subsections of this Agreement, and all references to Exhibits refer to the Exhibits attached to this Agreement. The words "hereby," "hereof," "herein," "hereto," "hereunder," "hereinafter," and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. Captions are for convenience only and shall not be used to construe the meaning of any part of this Agreement.

                                   ARTICLE II

                         SALE AND PURCHASE; "AS-IS" SALE

     2.01 SALE AND PURCHASE. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, on the terms and subject to the conditions set forth in this Agreement, the following assets (collectively, the "PROPERTY"):

          (a) LAND. The fee simple interest in the parcel of real estate described in Exhibit B, together with all right, title, and interest, if any, of Seller in and to all land lying in any street, alley, road, or avenue, open or proposed, in front of or adjoining such land, and all easements, development rights, air rights, mineral rights, water rights, rights under restrictive covenants and other rights appurtenant to such land (collectively, the "LAND").

          (b) IMPROVEMENTS. The buildings, structures (surface and sub-surface, including underground parking), and other improvements, including such fixtures as shall constitute real property, located on the Land (collectively, the "IMPROVEMENTS").

          (c) FIXTURES AND TANGIBLE PERSONAL PROPERTY. All fixtures, furniture, furnishings, fittings, equipment, cars, trucks, machinery, tools, apparatus, signage, art work, appliances, draperies, carpeting, rugs, keys, and other articles of personal property now located on the Real Property and used or usable in connection with any part of the Hotel including, without limitation, those listed on Exhibit C-1, subject to such depletions, resupplies, substitutions, and replacements as shall occur and be made in the normal course of business but in accordance with Present Standards excluding, however: (i) Consumables; (ii) Supplies; (iii) equipment and other property leased pursuant to Hotel Contracts; (iv) property owned by Space Lessees, Manager, guests, employees, or other persons (other than Seller or any Affiliate of Seller, unless specifically denominated as an Excluded Asset) furnishing goods or services to the Hotel; (v) Improvements; and (vi) IT systems (collectively, the "FIXTURES AND TANGIBLE PERSONAL PROPERTY").

          (d) SUPPLIES. All china, glassware, linens, silverware, and uniforms, whether in use or held in reserve storage for future use, in connection with the operation of the Hotel, which are on hand on the date of this Agreement including, without limitation, those listed on Exhibit C-2, subject to such depletion and restocking as shall be made in the normal course of business but in accordance with Present Standards (collectively, the "SUPPLIES").

          (e) CONSUMABLES. All engineering, maintenance, and housekeeping supplies, including soap, cleaning materials and matches; stationery and printing; and other supplies of all kinds, whether unused or held in reserve storage for future use in connection with the maintenance and operation of the Hotel, which are on hand on the date of this Agreement including, without limitation, those listed on Exhibit C-3, subject to such depletion and restocking as shall occur and be made in the normal course of business but in accordance with Present Standards, excluding, however, (i) Supplies and (ii) all items of personal property owned by Space Lessees, Manager, guests, employees, or persons (other than Seller or any Affiliate of Seller, unless denominated as an Excluded Asset under this Agreement) furnishing food or services to the Hotel (collectively, the "CONSUMABLES").

          (f) IT SYSTEMS. All computer hardware, telecommunications and information technology systems located at the Hotel, and all computer software used at the Hotel (subject to the terms of any applicable third party license agreement) including, without limitation, those listed on Exhibit C-4, to the extent such IT Systems are transferable if they are the subject of a third party license agreement, or the parties obtain any consent necessary to effectuate such transfer (the "IT SYSTEMS");

          (g) INVENTORY. All articles of personal property now located on the Real Property and used, usable, or salable in connection with any part of the Hotel, subject to such depletions, substitutions and replacements as shall occur and be made in the normal course of business, but in accordance with Present Standards including, without limitation, any inventory held for sale in any gift shop or newsstand operated by Seller or by Manager, but excluding: (i) Fixtures and Tangible Personal Property; (ii) Consumables; (iii) Supplies; (iv) equipment and other property leased pursuant to Hotel Contracts; (v) property owned by Manager, guests, employees, or other persons (other than Seller or any Affiliate of Seller, unless denominated as an Excluded Asset) furnishing goods or services to the Hotel; (vi) Improvements; and (vii) IT Systems (collectively, the "INVENTORY").

          (h) SPACE LEASES. All of Seller's right title of interest, if any, in leases, subleases, licenses, concessions, and other agreements for the use or occupancy of any portion of the Real Property (including any guarantee with respect to any obligation thereunder and all security and other deposits held by or on behalf of Seller) to the extent assignable excluding, however, Bookings and the Management Agreement (collectively, the "SPACE LEASES").

          (i) HOTEL CONTRACTS. All assignable service contracts, maintenance contracts, purchase orders, leases, and other contracts or agreements, including equipment leases capitalized for accounting purposes, booking and reservation agreements (credit card service agreements, and any amendments thereto and including all deposits made thereunder, with respect to the ownership, maintenance, operation, provisioning, or equipping of the Hotel, or any of the Property, as well as written warranties and guaranties relating thereto, if any, including, but not limited to, those relating to heating and cooling equipment and/or mechanical equipment including, without limitation, those listed on Exhibit C-5, but exclusive, however, of
     (i) insurance policies, (ii) the Bookings (iii) the Collective Bargaining Agreements, (iv) the Employee Benefit Plans; and (v) the Space Leases (collectively, the "HOTEL CONTRACTS").

          (j) PERMITS. All licenses, permits, certificates, authorizations, registrations, and approvals issued by any governmental authority used in or relating to the construction, ownership, occupancy, or operation of any part of the Property, including, without limitation, all of Seller's right, title and interest in those necessary for the sale and on-premises consumption of food, liquor, and other alcoholic beverages including, without limitation, those listed on Exhibit C-6, together with any deposits made by Seller or for the benefit of Seller thereunder (collectively, the "PERMITS").

          (k) BOOKS AND RECORDS. All of Seller's right, title and interest in and to (a) all Space Lessee and Material Contract counterparty correspondence, billing and other files, (b) all property surveys, structural reviews, environmental assessments or audits, architectural drawings and engineering, geophysical, soils, seismic, geologic, environmental (including with respect to the impact of materials used in the construction or renovation of the Improvements) and architectural reports, studies and certificates pertaining to the Property, and (c) all accounting, tax, financial, and other books and records relating to the use, maintenance, leasing and operation of the Property including, without limitation, profiles, contact information, histories, preferences, and other information obtained in the ordinary course of business from guests of the Hotel, but excluding Seller's internal appraisals, valuations, projections and similar internal records and excluding items that are legally privileged or that constitute attorney work product as long as such privileged is not utilized for the primary purpose of avoiding disclosure of Purchaser, and documents that are subject to a bona fide confidentiality agreement with a third party that prohibits their disclosure by Seller to Purchaser (collectively, the "BOOKS AND RECORDS").

          (l) WARRANTIES. All of Seller's right, title and interest in and to all presently effective and assignable warranties, guaranties, representations or covenants given to or made in favor of Seller in connection with the acquisition, development, construction, maintenance, repair, renovation, operation or inspection of any of the Property, including any made under any construction contracts and the service or maintenance contracts (collectively, the "WARRANTIES").

          (m) BOOKINGS. Agreements for the use or occupancy of guest rooms and meeting and banquet facilities or other facilities of the Hotel, including any off-site catering, for any time after the Cut-Off Time, including all deposits held by or on behalf of Seller with respect thereto (collectively, the "BOOKINGS").

          (n) MISCELLANEOUS HOTEL ASSETS. All contract rights, tradenames, trademarks, logos, copyrights, goodwill, website, and other items of intangible personal property relating to the ownership of the Property or the operation of the Hotel owned by Seller, but excluding (i) Bookings;
     (ii) Hotel Contracts; (iii) the Management Agreement; (iv) Space Leases;
     (v) Permits; (vi) Books and Records; (vii) refunds, rebates, or other claims, or any interest thereon, for periods or events occurring prior to the Cut-off Time; (viii) utility and similar deposits; (ix) prepaid insurance or other prepaid items; or (xi) prepaid license and permit fees; except to the extent that Seller receives a credit on the Final Closing Statement for any such excluded item or matter (collectively, the "MISCELLANEOUS HOTEL ASSETS").

     Notwithstanding anything to the contrary set forth above, the Property shall not include any of the Excluded Assets, all of which shall be retained by Seller.

     2.02 PROPERTY SOLD "AS IS".

          (a) Purchaser acknowledges, represents and warrants that, except as expressly provided in this Agreement, (i) any information ("Information") supplied or made available by Seller, whether written or oral, or in the form of maps, surveys, plats, soil reports, engineering studies, environmental studies, inspection reports, plans, specifications, or any other information whatsoever, without exception, pertaining to the Property, any and all records, rent rolls, and other documents pertaining to the use and occupancy of the Property, income thereof, the cost and expenses of maintenance thereof, and any and all other matters concerning the condition, suitability, integrity, marketability, compliance with law, or other attributes or aspects of the Property, or a part thereof, is furnished to Purchaser solely as a courtesy; (ii) THE INFORMATION IS

     PROVIDED, AND THE PROPERTY IS PURCHASED, ON AN AS-IS-WHERE-IS BASIS AND EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE INFORMATION OR THE PROPERTY; and (iii) no representations, whether written or oral, have been made by Seller, or its agents or employees in order to induce Purchaser to enter into this Agreement. Without limiting the generality of the foregoing, Purchaser acknowledges, warrants and represents to Seller that neither Seller nor its agents or employees have made any representations or statements, whether written or oral, to Purchaser concerning the investment potential, operation or resale of the Property at any future date, at a profit or otherwise, nor has Seller or its agents or employees rendered any advice or expressed any opinion to Purchaser regarding any tax consequences of ownership of the Property.

          (b) Purchaser acknowledges, represents and warrants that as of the Closing Date, Purchaser will be familiar with the Property and will have made such independent investigations as Purchaser deems necessary or appropriate concerning the Property. If Purchaser elects to proceed with the purchase of the Property, any objections which Purchaser may have with respect to the Property shall be waived by Purchaser. Except as expressly provided in this Agreement, Seller makes no representations or warranties and specifically disclaims any representation, warranty, or guaranty oral or written, past, present or future with respect to the physical condition or any other aspect of the Property, including, without limitation, the structural integrity of the Improvements, the manner, construction, condition, and state of repair or lack of repair of any of the Improvements, the conformity of the Improvements to any plans or specifications for the Property, including, but not limited to, any plans and specifications that may have been or which may be provided to Purchaser, the conformity of the Property to past, current or future applicable zoning or building code requirements or the compliance with any other laws, rules, ordinances, or regulations of any government or other body, the financial earning capacity or history or expense history of the operation of the Property, the nature and extent of any right-of-way, lease, possession, lien encumbrance, license, reservation, condition, or otherwise, the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, susceptibility to landslides, sufficiency of undershoring, sufficiency of drainage, whether the Property is located wholly or partially in a flood plain or a flood hazard boundary or similar area, the existence or non-existence of hazardous waste or other toxic materials of any kind (including, without limitation, asbestos) or any other matter affecting the stability or integrity of the Land and/or the Improvements.

          (c) Seller shall not be responsible for any failure to investigate the Property on the part of Seller, any real estate broker or sales agent, or any other agent or employee of Seller or any third party.

          (d) Except as expressly provided in this Agreement, including but not limited to Section 5.05, as part of Purchaser's agreement to purchase and accept the Property AS-IS-WHERE-IS, and not as limitation on such agreement, PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY

     AND ALL CLAIMS PURCHASER MIGHT HAVE REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE PROPERTY AND THE INFORMATION. SUCH WAIVER AND RELEASE IS ABSOLUTE, UNCONDITIONAL, IRREVOCABLE, COMPLETE, TOTAL AND UNLIMITED IN ANY WAY. SUCH WAIVER AND RELEASE INCLUDES, BUT IS NOT LIMITED TO, A WAIVER AND RELEASE OF EXPRESS WARRANTIES, IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE, INCLUDING BUT NOT LIMITED, TO CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, PRODUCT LIABILITY CLAIMS, PRODUCT LIABILITY TYPE CLAIMS, ANY RIGHTS AND CLAIMS RELATING TO OR ATTRIBUTABLE TO ENVIRONMENTAL CONDITIONS, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS, SUBJECT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT

     2.03 LIMITS OF ASSUMPTIONS AND ASSIGNMENTS.

          (a) ASSUMPTION OF CERTAIN LIABILITIES. Purchaser shall assume and be responsible for the timely satisfaction or performance, as the case may be, of all liabilities or obligations arising under or in connection with the Property and the business related to the Property to the extent such liabilities or obligations arise or are incurred and are first required to be performed after the Closing Date (collectively, the "ASSUMED LIABILITIES").

          (b) LIABILITIES NOT ASSUMED. With the exception of the Assumed Liabilities and as stated otherwise herein, Purchaser shall not by execution and performance of this Agreement or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of Seller or claims of such liability or obligation, whether arising out of occurrences prior to, at, or after the date hereof (collectively, the "RETAINED LIABILITIES").

          (c) ASSIGNMENT OF HOTEL CONTRACTS. Not later than ten (10) days prior to the end of the Inspection Period, Purchaser shall notify Seller of any Hotel Contract that Purchaser does not elect to assume. Any such Hotel Contract not assumed by Purchaser shall be deemed a part of the Retained Liabilities; provided, however, that in the event Purchaser elects not to assume all of the Hotel Contracts, then Seller may terminate this Agreement without liability by providing Purchaser with written notice of termination within ten (10) days of receipt of Purchaser's election not to assume all of the Hotel Contracts.

          (d) NON-ASSIGNMENT OF CERTAIN PROPERTY. To the extent that the assignment hereunder of any of the Hotel Contracts, any of the Space Leases or the Restaurant Lease shall require the consent of the other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution in value thereof. Seller and Purchaser agree to each use reasonable efforts to obtain any assignments where necessary; provided, however, the failure to obtain any such assignments shall not effect Purchaser's assumption of the liabilities under such Hotel Contracts, Space Leases or Restaurant Lease in accordance with Section 2.03(a) hereof.

                                  ARTICLE III

                           PURCHASE PRICE AND DEPOSIT

     3.01 PURCHASE PRICE. The purchase price (the "PURCHASE PRICE") for the Property to be paid by Purchaser to Seller at the Closing shall be NINETY-TWO MILLION FIVE HUNDRED THOUSAND AND 00/100 Dollars ($92,500,000.00). The Purchase Price shall be payable by Purchaser as follows:

          (a) Purchaser has previously deposited in an interest bearing account, with the Escrow Company, as escrow agent, the amount of One Million and 00/100 Dollars ($1,000,000.00) by a certified check or wire transfer of immediately available funds as a deposit (the "INITIAL DEPOSIT"). Purchaser shall have the right to cancel this Agreement and the Escrow for any reason or no reason prior to the expiration of the Inspection Period. Subject to the provisions of Section 3.01(d) and 3.01(e), if Purchaser terminates this Agreement prior to the expiration of the Inspection Period the Initial Deposit shall be fully refundable to Purchaser without off-set.

          (b) Unless Purchaser has terminated this Agreement as provided in
     Section 4.04, on or before the expiration of the Inspection Period, Purchaser shall deposit with the Escrow Company, as escrow company, the additional amount of One Million and 00/100 Dollars ($1,000,000.00) by a certified check or wire transfer of immediately available funds as an additional deposit (together with interest earned thereon, the "ADDITIONAL DEPOSIT", and together with the Initial Deposit, and interest earned on the Initial Deposit or Additional Deposit, the "DEPOSIT").

          (c) On the date of Closing, Purchaser shall pay the balance of the Purchase Price, less the amount of the Deposit and subject to the prorations and adjustments provided for in this Agreement, including, without limitation, a possible reduction pursuant to Section 6.08(b), in cash by certified check or wire transfer of immediately available funds to the Escrow Company, as escrow company, in accordance with the terms and conditions of this Agreement. Purchaser shall be responsible for any income taxes payable with respect to any interest and/or dividends earned with respect to the Deposit and shall deliver a form W-9 to Escrow Company in connection therewith.

          (d) If Purchaser or its agents issue a press release or hold a press conference about the proposed transaction or otherwise disclose non-public information traceable to Purchaser without the prior written consent of Seller after September 9, 2004, the Deposit shall become non-refundable and shall immediately be released to Seller (but shall be applied against the Purchase Price in the event Purchaser performs its obligations under the Agreement). Notwithstanding the foregoing, Purchaser shall have the right to commence efforts to market sales of to be formed condominium units comprising part of the Hotel on the later of (a) the expiration of the Inspection Period and (b) November 25, 2004, provided that in no event shall Purchaser (i) disclose the terms or timing of the transaction contemplated by this Agreement; (ii) represent that they own the Hotel;
     (iii) commence the process of creating a condominium; or (iv) purport to bind the Seller or otherwise enter into any binding contract with respect to the sale of such units prior to the Closing.

          (e) Purchaser and Seller acknowledge and agree that a portion of the Initial Deposit equal to $250,000 is not refundable to the Purchaser if the Purchaser terminates this Agreement prior to the expiration of the Inspection Period. Purchaser acknowledges that if Purchaser terminates this Agreement prior to the expiration of the Inspection Period, Purchaser shall be entitled to $750,000 plus interest accrued on such $750,000 and Seller shall be entitled to $250,000 plus interest accrued on the $250,000.

     3.02 ALLOCATION OF PURCHASE PRICE. Seller and Purchaser hereby agree that the Purchase Price shall be allocated among the Land, the Improvements and Personal Property as set forth in Exhibit C for federal, state and local tax purposes. The parties shall file all federal, state and local tax returns and related documents consistent with the allocations set forth in Exhibit C.

     3.03 DEPOSIT ESCROW. The Deposit shall be held and disbursed by the Escrow Company acting as escrow company. The Deposit shall be invested in a federally issued or insured interest bearing instrument and shall be paid to the party to which the Deposit is paid pursuant to the provisions of this Agreement. If the sale of the Property is consummated in accordance with the terms of this Agreement, the Deposit shall be applied to the Purchase Price to be paid by Purchaser at the Closing. In the event of a default under this Agreement by Purchaser or Seller, the Deposit shall be applied as provided in this Agreement.

                                   ARTICLE IV

                                INSPECTION PERIOD

     4.01 INSPECTION PERIOD. The "INSPECTION PERIOD" shall be the period from the date of this Agreement through 6:00 P.M. (Eastern Daylight Savings Time) on November 19, 2004, subject to extension by the Seller pursuant to Section 5.01(n)(vii)(A). Purchaser and its representatives shall be permitted to enter upon the Property at any reasonable time and from time to time during the Inspection Period to examine, inspect, and shall be provided with reasonable access to the books and records and other records and documentation with respect to the Property for its review of the same and shall have access to key Employees responsible for the management and maintenance of the Hotel (collectively, "DILIGENCE"). The Diligence shall be subject to the terms, conditions, and limitations set forth in this Article IV. As part of the Diligence, Seller shall provide to Purchaser the diligence items listed on the attached Exhibit D.

     4.02 REVIEW AND INSPECTION. Purchaser shall have a right, subject to the rights of tenants, to enter upon the Property for the purpose of conducting its Diligence provided that in each such instance (i) Purchaser notifies Seller of its intent to enter the Property to conduct its Diligence not less than twenty-four (24) hours prior to such entry and (ii) the date and approximate time period are scheduled with Seller or the Manager. At Seller's election, a representative of Seller shall be present during any entry by Purchaser or its representatives upon the Property for Diligence. Purchaser shall take all necessary actions to ensure that neither it nor any of its representatives unreasonably interfere with the Space Lessees or guests of the Hotel or ongoing operations occurring at the Property. Purchaser shall not cause or permit any mechanic liens, materialmen's liens, or other liens to be filed against the Property as a result of its Diligence.

     4.03 TESTING. Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Property, provided, however, Purchaser is not permitted to perform any sampling, boring, drilling or other physically intrusive testing into the structures or ground comprising the Property, including, without limitation, a so-called "PHASE II" environmental assessment, without (i) submitting to Seller the scope and inspections for such testing; and
(ii) obtaining the prior written consent of Seller for such testing.

     4.04 ACCEPTANCE OR REJECTION. Purchaser shall have until the expiration of the Inspection Period to conduct its Diligence to determine whether the Property is acceptable to Purchaser. Purchaser may, for any or no reason in its sole and absolute discretion, terminate this Agreement by giving written notice of termination (the "TERMINATION NOTICE") to Seller and the Escrow Company on or before the expiration of the Inspection Period. Upon receipt by Seller and the Escrow Company of the Termination Notice on or prior to the expiration of the Inspection Period, (i) this Agreement shall automatically terminate, and the parties shall have no further obligations to or recourse against each other (except for any provisions of this Agreement which are expressly stated to survive the termination of this Agreement, including, without limitation, the indemnification obligations set forth in Section 4.07) and (ii) subject to provisions of Sections 3.01(d) and 3.01(e), the Escrow Company shall promptly return to Purchaser the Deposit. If Purchaser does not timely give a Termination Notice on or before the expiration of the Inspection Period: (i) Purchaser shall be deemed to have fully and knowingly waived its right to terminate this Agreement pursuant to this Section 4.04 and (ii) the Deposit shall become non-refundable, subject to the provisions of this Agreement.

     4.05 CONFIDENTIALITY. Prior to Closing, Purchaser agrees and covenants with Seller (i) not to disclose to any third party (other than its investors, lenders, accountants, attorneys, and other professionals and consultants in connection with the transaction contemplated in this Agreement) without Seller's prior written consent, unless Purchaser is obligated by law to make such disclosure, any of the reports or any other documentation or information obtained by Purchaser which relates to the Property or Seller in any way, all of which shall be used by Purchaser and its agents solely in connection with the transaction contemplated by this Agreement and (ii) not to issue a press release or hold a press conference about the proposed transaction or otherwise disclose non-public information about the Property or the transaction contemplated hereunder without the prior written consent of Seller. If this Agreement is terminated, Purchaser agrees that all such information will continue to be held in strict confidence and, to the extent possible, all such information that was provided by Seller to Purchaser shall be returned or delivered to Seller or destroyed.

     4.06 TITLE AND SURVEY. Within three (3) business days of the execution by Purchaser and Seller of this Agreement, Seller shall order from, and, upon completion, cause the Title Company to deliver to Purchaser a commitment for title insurance (the "TITLE COMMITMENT") for the Property together with copies (to the extent recorded) of each of the underlying documents listed as an exception on the Title Commitment, as well as copies of any surveys or easement plats that Seller or Title Company may have in their possession with respect to the Real Property (together with an update of same to paid for by Seller, the "SURVEY"). Within seven (7) days after receipt by Purchaser of the Title Commitment, the Survey and all underlying documents of record, Purchaser will notify Seller and the Title Company of any restrictions, reservations, limitations, easements, conditions, defects or encumbrances disclosed in the Title Commitment that are objectionable to Purchaser (together herein called "TITLE DEFECTS" ). All exceptions shown on the Title Commitment not objected to by Purchaser in its notice to Seller shall be deemed acceptable to Purchaser. Seller shall have a period of seven (7) days following Seller's receipt of Purchaser's objection to any Title Defects in which to notify Purchaser which of such Title Defects Seller will cure or have removed. If Seller will not cure or remove all such Title Defects, Purchaser shall elect either to (i) waive its objection to those Title Defects that Seller will not cure or remove, in which case this Agreement will continue, and Seller shall have until expiration of the Inspection Period to use its commercially reasonable efforts to cure or remove those Title Defects identified in its notice to Purchaser as Title Defects that Seller will cure or remove; or (ii) terminate this Agreement, in which case, the Escrow Company shall thereupon return to Purchaser the funds and documents previously paid or deposited by it, including, but not limited to, the Deposit, and the parties shall be fully released and discharged from any obligation hereunder. Purchaser shall notify Seller of its election in writing within three
(3) days after receipt of Seller's notice, and Purchaser's failure to provide such timely notice in response to Seller's notice shall constitute Purchaser's election to waive its objection to the Title Defects that Seller will not cure or remove and proceed as provided in (i) above. Notwithstanding anything to the contrary contained in this Section 4.06, prior to the Closing Date, Seller shall remove and discharge from record any and all deeds of trust, mortgages, mechanic's liens for work performed on or material delivered to the Property, delinquent taxes and delinquent assessments (collectively, the "MONETARY EXCEPTIONS") encumbering title to the Real Property regardless of whether Purchaser has objected thereto or not. Seller acknowledges and agrees that in the event that Seller fails or refuses to remove and discharge any Monetary Exception from title on or prior to the Closing Date, Purchaser may instruct the Escrow Company to use and apply Purchase Price at the Closing Date to remove such Monetary Exceptions.

     Notwithstanding anything to the contrary contained herein, if any new lien, covenant, condition, restriction, reservation, easement, right of way or other encumbrance affecting the Real Property (each, a "NEW EXCEPTION") becomes of record after the date of the Title Commitment (other than an exception caused by Purchaser or consented to in writing by Purchaser), then (i) if the New Exception was caused or consented to by Seller or any of its affiliates, then Seller shall cause such New Exception to be removed prior to the Closing Date; or (ii) if the New Exception was not caused or consented to by Seller or any of its affiliates, then Seller may, but shall not be obligated to, remove such new title exception within five (5) days after receipt of notice of such New Exception.

     If Seller elects or is obligated to remove a New Exception, then, if necessary, the Seller may extend the Closing Date by up to five (5) Business Days to permit or arrange for any such removal. In the event that, pursuant to clause (ii) in the previous paragraph, Seller elects not to remove such New Exception within such period, then Purchaser shall have the right, by written notice to Seller and the Escrow Company given within five (5) Business Days after receipt of written notice from Seller that Seller has elected not to remove such New Exception, to (A) accept such New Exception or (B) terminate this Agreement, in which case Purchaser shall be refunded the Deposit, this Agreement shall become null and void and of no further force or effect and the parties shall thereafter have no further rights or obligations hereunder. If such New Exception was caused by or consented to in writing by Purchaser, then Purchaser shall take title to the Property subject to such New Exception.

     4.07 RELEASE AND INDEMNIFICATION Except with respect to any loss, cost, damage or claim arising from the Purchaser's discovery of the existence of any adverse conditions of any nature existing at the Real Property, the Purchaser shall indemnify and defend the Seller against any loss, damage or claim arising from the Diligence activities of the Purchaser or any agents, contractors or employees of the Purchaser or from the entry upon the Real Property by the Purchaser or any agents, contractors or employees of the Purchaser (including any loss, damage or claim arising from the exercise of inspection rights by Purchaser hereunder). The Purchaser, at its own expense, shall restore any damage to the Real Property caused by any of the tests or studies made by the Purchaser. Purchaser shall return the Property to the same condition as prior to any tests or studies. This indemnification shall survive any termination of this Agreement or any closing of the transaction contemplated herein.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.01 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants the following matters to Purchaser. Whenever a representation or warranty or other reference is made in this Agreement on the basis of the actual knowledge of Seller or words of similar import, such representation, warranty or reference is made solely on the basis of the actual, as distinguished from implied, imputed and constructive, knowledge on the date that such representation or warranty is made, of Richard Conti, President and Chief Operating Officer of Boykin Lodging Company, or James Luchars, Vice President of AEW Capital Management, L.P., without inquiry or investigation or duty.

          (a) DUE ORGANIZATION AND AUTHORIZATION. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and qualified to do business in Illinois. Seller has full power and authority, and has taken all corporate and other action necessary to authorize Seller to make, execute, deliver, and perform this Agreement. The person executing this Agreement on behalf of Seller has been duly authorized to do so. Except as provided in Article 8, this Agreement is a binding and legal agreement of Seller, enforceable against Seller in accordance with its terms, except as such may be subject to or limited by the effect of any bankruptcy, reorganization, moratorium, insolvency, or other laws affecting the rights of creditors generally

          (b) NO CONFLICT. The execution and delivery of this Agreement and the closing documents to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby, except as otherwise provided herein, do not require the consent or approval of any governmental authority, nor shall such execution and delivery result in a breach or violation of any Legal Requirement or Permit, or conflict with, breach, result in a default (or an event which with notice and passage of time or both will constitute a default) under, or violate any contract or agreement to which Seller is a party or by which it or the Property is bound or any Permit.

          (c) PENDING LITIGATION. To Seller's actual knowledge, except as described in Exhibit E, there are no actions, suits, or proceedings, pending or threatened against Seller related to the Property or the Hotel or otherwise affecting the Property or any of Seller's rights therein or Seller's ability to perform its obligations under this Agreement and which, if decided adversely against Seller, would have a materially adverse effect on the Hotel or the Property. To Seller's actual knowledge, except as noted in Exhibit F, there is no violation of any Legal Requirement with regard to the Property and Seller has not received any notice of any violation of a Legal Requirement or a Permitted Exception which has not been corrected and which, if decided adversely against Seller, would have a materially adverse effect on the Hotel or the Property.

          (d) CONDEMNATION. To Seller's actual knowledge, there are no pending, or threatened, condemnation proceedings, or condemnation actions against the Property.

          (e) EMPLOYEES.

               (i) Except as set forth in Exhibit G, to Seller' actual knowledge
          (a) there is no labor strike, picketing of any nature, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout in effect, pending against or affecting the Manager or any Affiliate of the Manager with respect to the operation of the Hotel and neither the Manager or any Affiliate of the Manager has received any written notice specifically threatening any of the foregoing; (b) neither the Manager or any Affiliate of Manager is delinquent in any payments to any Employee for any Compensation due with respect to any services performed or amounts required to be reimbursed to such Employees; (c) there are no formal material grievances, complaints or charges with respect to employment or labor matters pending in any judicial, regulatory or administrative forum, or under any private dispute resolution procedure (and neither Manager nor any Affiliate of Manager has received any notice threatening any of the foregoing); (d) there are no audits or investigations of any of Manager's or any Affiliate of Manager's employment practices or policies by any governmental entity pending or threatened, and (e) neither the Manager nor any Affiliate of Manager is subject to any order, consent decree, judgment or injunction in respect of any matter relating to the Employees.

               (ii) Neither Seller, Manager nor any Affiliate of Manager have made any representation, express or implied, concerning the terms or conditions on which Purchaser or its Manager may offer to employ any Employees.

               (iii) Except as set forth in Exhibit G, there are no pending or threatened demands for settlement or other resolution of employment or labor claims or disputes.

          (f) TITLE TO PERSONAL PROPERTY; EQUIPMENT LEASES. Except as set forth in Exhibit I, Seller has good and valid title to all of the tangible Personal Property, which shall be free and clear of all liens and encumbrances as of the Closing. Exhibit I sets forth a correct and complete list of equipment and other Personal Property leased by Seller pursuant to Hotel Contracts and requiring aggregate annual payments in excess of Two Thousand Five Hundred Dollars ($2,500.00) for any year during the term of such lease after the Closing.

          (g) TAXES. Except as listed on Exhibit J Seller has not received any written notice of any audit of any taxes payable with respect to the Property which has not been resolved or completed, and Seller is not currently contesting any such taxes or seeking an abatement or rollback of any taxes.

          (h) BOOKS AND RECORDS. Seller has made available to Purchaser complete copies of the Books and Records in Seller's possession.

          (i) SPACE LEASES.

               (i) Exhibit K sets forth a correct and complete list of the Space Leases, and the Seller has made available to Purchaser correct and complete copies of the Space Leases.

               (ii) Except as set forth in Exhibit K, the Seller has neither given nor received any written notice of any breach or default under any of the Space Leases which has not been cured and, to the Seller's actual knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by the Seller or the Space Lessee thereunder. Seller has fully reconciled all operating expenses and other additional rent and percentage rent for calendar year 2003 with all Space Lessees under the Space Leases, and neither Seller nor any Space Lessee owes any payments pursuant to such reconciliation that has not been paid.

               (iii) Exhibit K lists all security or other deposits made by any Space Lessee under the Space Leases, and except as set forth in such Exhibit K, no security or other deposit made by any Space Lessee under the Space Leases has been applied towards the obligations of such party in accordance with the Space Leases. No security or other deposit is in the form of a letter of credit or any other form other than cash. Except as set forth in Exhibit K, no rent has been paid by any Space Lessee more than one month in advance.

               (iv) Except as set forth in Exhibit K, (A) no leasing or similar commissions are payable with respect to any of the Space Leases, either for the term currently in effect or for any renewal, substitution, extension or expansion thereunder, and (B) Seller has no unperformed obligation to construct or pay or reimburse the costs of any improvements, to pay relocation costs, or any similar obligation pursuant to the Space Leases.

          (j) HOTEL CONTRACTS. Seller has made available to Purchaser correct and complete copies of all Hotel Contracts to the extent available to Seller. To Seller's actual knowledge, Seller has neither given nor received any written notice of any breach or default under any Hotel Contract which has not been cured and no event has occurred or circumstance exist which, with notice of the passage of time, would result in a breach or default by Seller or the other party thereunder.

          (k) FINANCIAL STATEMENTS; ACCRUED LIABILITIES. The annual income and expense statements for the Property provided to Purchaser for calendar years 2001, 2002 and 2003 and "year-to-date" through July 31, 2004 with respect to the Property are correct and complete copies of the financial statements prepared by Seller or the Manager and have been prepared in accordance with US Generally Accepted Accounting Principals and present fairly, in all material respects, the operating results of the Property for the periods covered by such statements, subject to standard year-end adjustments for the "year-to-date" statement which shall be updated to the Closing Date hereof. Exhibit S attached hereto is a correct and complete list of all accrued liabilities related to the Property and the Hotel as of the date indicated in such Exhibit S.

          (l) HAZARDOUS SUBSTANCES. To Seller's actual knowledge and except as set forth in the Books and Records and Exhibit L (i) Seller has not received any written notice from any governmental authority or neighboring, upgradient or downgradient property owner or other third party regarding any non-compliance with or violation of any Environmental Laws with respect to the Real Property or the presence or release of hazardous substances in, on, under, or from, the Real Property, and (ii) during the Seller's ownership of the Property, Seller has not made or been requested in writing to make or, to the Seller's actual knowledge, been advised by legal counsel or its environmental consultant to make, any report or disclosure to any governmental authority relating to a release or a threatened release of hazardous substances to or from the Real Property.

          (m) AGREEMENTS WITH GOVERNMENTAL AUTHORITIES. Seller has not entered into any unrecorded commitment or agreement with any governmental authority affecting the Property and which could reasonably be expected to have a material adverse effect on the ownership, value or operation of the Property.

          (n) EMPLOYEE BENEFIT PLANS.

               (i) As used in this Section 5.01(n), the term "Employee Benefit Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of ERISA ("Pension Plan"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded (1) sponsored or maintained by Seller, or any of its affiliates, to the extent such affiliate is described in Code Section 414(b), (c) or (m) and corresponding Treasury Regulations (each a "Controlled Group Member") and covering any Controlled Group Member's active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound, or (iii) with respect to which any Controlled Group Member has made any payments, contributions or commitments or may otherwise have any liability (whether or not such Controlled Group Member still maintains such Employee Benefit Plan).

               (ii) Exhibit M provides a complete list of all Employee Benefit Plans maintained or contributed to by Seller for the Employees or former Employees.

               (iii) There is no pending litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) relating to any Employee Benefit Plan.

               (iv) No Welfare Plan provides for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee's termination of employment, except as may be required by Code Section 4980B or Section 601 (et seq.) of ERISA ("COBRA"), or under any applicable state law, and at the expense of the employee or the beneficiary of the employee.

               (v) Except as otherwise specified in Exhibit N, Seller does not contribute to, sponsor or otherwise maintain any Employee Benefit Plan which provides benefits or compensation to any Employee.

               (vi) With respect to the multiemployer plan listed on Exhibit N as Hotel Employees and Restaurant Employees International Union Pension Plan (the "Multiemployer Plan"), all contributions required by law or by a collective bargaining or other agreement to be made under such plan with respect to eligible Employees for all periods through the Closing Date will have been made by the Closing Date.

               (vii) (A) With respect to the Multiemployer Plan, Seller has delivered to Purchaser true and complete copies of the collective bargaining agreement pursuant to which Manager is obligated to contribute and has requested and prior to the expiration of the Inspection Period will deliver a written estimate of the amount of potential withdrawal liability of Manager calculated as of the last valuation date by the Multiemployer Plan. In the event Manager has not received such a written estimate prior to the expiration of the Inspection Period, Seller shall have the right to extend the expiration of the Inspection Period in order to obtain such written estimate and the Inspection Period shall thereafter expire on the day after the date upon which Manager delivers such written estimate to Purchaser.

                    (B) Seller and the Controlled Group Members have not
               received notice from the Multiemployer Plan that such plan is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such plan intends to terminate or has terminated.

                    (C) To Seller's knowledge, the Multiemployer Plan is not a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

               (viii) With respect to the Multiemployer Plan, Seller and Purchaser intend to comply with the requirements of Section 4204 of ERISA in order that there shall not be a complete or partial withdrawal from such Multiemployer Plan as a result of the sale under this Agreement. In accordance therewith and notwithstanding anything in this Agreement to the contrary, Seller and Purchaser agree to the following:

                    (A) After the Closing Date Purchaser shall contribute to the
               Multiemployer Plan with respect to the Hotel substantially the same number of "contribution base units" for which the Seller had an "obligation to contribute" to the Multiemployer Plan (as those terms are defined in Sections 4001(a)(ii) and 4212 of ERISA, respectively) pursuant to the collective bargaining agreement applicable to the Multiemployer Plan;

                    (B) Seller agrees that if Purchaser withdraws from the
               Multiemployer Plan in a complete or partial withdrawal during the first five plan years beginning after the Closing, Seller shall be secondarily liable for any withdrawal liability it would have had to the Multiemployer Plan (but for this Section 5.01(n) and Section 4204 of ERISA) if the liability of Purchaser with respect to the Multiemployer Plan is not paid;

                    (C) Subject to subsection (C)(1) hereof, (1) Purchaser shall provide to the Multiemployer Plan for a period of five consecutive plan years commencing with the first plan year beginning after the Closing, a bond, if required, issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, or a letter of credit or an amount held in escrow, if required, by a bank or similar financial institution acceptable to the Multiemployer Plan, in an amount satisfying the requirements of ERISA Section 4204(a)(1)(B);

                         (2) Purchaser may apply for a variance or exemption
               from the bond or escrow requirements of this Subsection (C) and Section

               4204(a)(1)(B) of ERISA in accordance with the applicable rules of the Pension Benefit Guaranty Corporation ("PBGC").

                    (D) Seller and Purchaser further agree:

                         (1) If Purchaser withdraws from the Multiemployer Plan
                    before the last day of the fifth consecutive plan year beginning after the Closing and fails to make any withdrawal liability payment when due, then Seller shall pay to the Multiemployer Plan an amount equal to the payment that would have been due from Seller but for the provisions of ERISA
                    Section 4204;

                         (2) If all, or substantially all, of Seller's assets
                    are distributed, or if Seller is liquidated before the end of the five year plan period described in (B) above, then Purchaser shall provide to the Multiemployer Plan on behalf of Seller to satisfy Seller's obligations under Section 4204(a)(3) of ERISA a bond or letter of credit or an amount in escrow held in a reputable bank or similar financial institution acceptable to the Multiemployer Plan, if required, equal to the present value of the withdrawal liability Seller would have had but for this Section 5.01(n). If only a portion of Seller's assets are distributed during such period, then a bond or letter of credit or an amount in escrow shall be provided to the Multiemployer Plan by Purchaser on behalf of Seller to satisfy Seller's obligations under Section 4204(a)(3) of ERISA in accordance with applicable regulations prescribed by the PBGC.

                         (3) Purchaser shall indemnify and hold Seller harmless
                    for any loss, cost or expense incurred by Seller in the event Seller has to make payments to the Multiemployer Plan as a result of Purchaser's withdrawal.

                    (E) Notwithstanding Seller's and Purchaser's intent to
               comply with ERISA Section 4204, if any exemption, limitation or variance is found to apply to Seller's or Purchaser's withdrawal liability or the requirements of Section 4204, the agreements of this Section 5.01(n) may be modified or terminated as mutually agreed to by Seller and Purchaser; and

                    (F) Seller and Purchaser are unrelated within the meaning of
               ERISA Section 4204.

               As used in this Section 5.01(n)(viii) and to the extent appropriate to comply with the requirements of Section 4204 of ERISA in order that there shall not be a complete or partial withdrawal from the Multiemployer Plan as a result of the sale under this Agreement,

                    (A) the term "Seller" shall include the Manager, and

                    (B) the term "Purchaser" shall include the employer of the
               Hotel employees after the closing ("Purchaser's Manager"). Purchaser's Manager shall be an entity under common control and treated as a single employer with Purchaser as determined under
               Section 414(b) or (c) of the Code.

               (ix) Each Employee Benefit Plan complies in all material respects with the applicable requirements of ERISA, the Code and any other applicable law governing such Employee Benefit Plan, and each Employee Benefit Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Employee Benefit Plan which is intended to be qualified is qualified under Code Section 401(a), has received a favorable determination letter from the Internal Revenue Service ("IRS") stating that such Employee Benefit Plan meets the requirements of Code Section 401(a) and that the trust associated with such Employee Benefit Plan is tax-exempt under Code Section 501(a) and no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Section 401(a) and 501(a) of the Code, respectively.

               (x) No Employee Benefit Plan is subject to Title IV of ERISA, Code Section 412 or ERISA Section 302, or is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) except as indicated on Exhibit M.

               (xi) No Controlled Group Member or any organization which is a successor or parent corporation of such entities, within the meaning of ERISA Section 4069(b), has engaged in a transaction described in ERISA Section 4069.

               (xii) The consummation of the transactions contemplated by this Agreement will not: (A) entitle any current or former Employee of Seller to severance pay, unemployment compensation or any similar payment; (B) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former Employee of Seller; or (C) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Code Section 280(G).

          (o) RIGHTS TO PURCHASE. Subject to any renewal, expansion or similar rights of Space Lessees under the Space Leases, Seller has not granted any option, right of first refusal or similar right in favor of any person or entity to purchase or otherwise acquire the Property or any portion thereof or interest therein.

     5.02 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants the following to Seller:

          (a) DUE ORGANIZATION AND AUTHORIZATION. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of Illinois. Purchaser has full power and authority to enter into and perform this Agreement and the transactions contemplated by this Agreement, and Purchaser has taken all corporate and other action necessary to authorize Purchaser to make, execute, deliver, and perform this Agreement and the transactions contemplated by this Agreement.

          (b) NO CONFLICT. The execution and delivery of this Agreement and the closing documents to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby, except as otherwise provided herein, do not require the consent or approval of any governmental authority, nor shall such execution and delivery result in a breach or violation of any Legal Requirement or conflict with, breach, result in a default (or an event which with notice and passage of time or both will constitute a default) under, or violate any contract or agreement to which Purchaser or an Affiliate of Purchaser is a party or by which it or its property is bound.

          (c) PENDING LITIGATION. To Purchaser's actual knowledge, except as described in Exhibit N, there are no actions, suits, or proceedings, pending or threatened against Purchaser or otherwise affecting the Purchaser's ability to perform its obligations under this Agreement; which, if adversely determined might have a material adverse effect on the Purchaser's ability to perform its obligations under this Agreement. To Purchaser's actual knowledge, except as noted in Exhibit O, there is no violation of any Legal Requirement with regard to the Purchaser's activities.

     5.03 BROKERAGE. Seller and Purchaser each represent and warrant to the other that it has not had any dealings with any broker, agent, or finder relating to the sale of the Property or the transactions contemplated hereby other than CB Richard Ellis (the "BROKER"). Each party agrees to indemnify and hold the other and its Indemnified Parties harmless against and from any and all Liabilities incurred by the other party arising out of or resulting from any breach of the foregoing representation and warranty. Seller shall be responsible for the Broker's commission in an amount of $125,000 when the Property is sold and Purchaser receives the Purchase Price, and Seller shall indemnify, defend and hold Purchaser harmless from any claim made by the Broker with respect to such commission. The provisions of this Section 5.03 shall survive any termination of this Agreement.

     5.04 DURATION OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement shall survive the Closing for a period of one (1) year and shall not merge into any of the closing documents. Any party seeking to assert liability under representation or warranty set forth in this Agreement must give notice to the other party in writing prior to the expiration to such one (1) year period, which notice shall set forth specifically the representation or warranty allegedly breached and a detailed description of the alleged breach. In addition, Purchaser shall only be entitled to maintain an action or claim with respect to a breach of representation or warranty hereunder if Purchaser has initiated legal proceedings with respect to such claims on or before the date which is three (3) months after the expiration of such one (1) year period. All liabilities and obligations of both parties under any representation or warranty shall lapse and be of no further force or effect with respect to any matter not contained in such a written notice delivered as contemplated above on or prior to the date that is one (1) year after the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any party have any liability under this Agreement for any prospective or speculative profits or special, consequential or punitive damages, whether based upon contract, tort, or negligence or in any other manner arising from this Agreement or the transactions contemplated by this Agreement. Purchaser will not have any right to bring any action against Seller as a result of any breach, untruth or inaccuracy of a representation or warranty, unless and until the aggregate amount of all liability and losses arising out of such breaches, untruths and/or inaccuracies exceeds $25,000.00 whereupon Seller shall be liable for such breaches, untruths or inaccuracies to the extent the same exceed $25,000.00, but the liability of Seller for such representation and warranty shall not exceed, in the aggregate $1,000,000.00. Purchaser assumes the risk of liability or losses attributable to any such breaches, untruths or inaccuracies up to and including $25,000.00.

     5.05 SELLER'S INDEMNIFICATION. Seller hereby agrees to indemnify, hold harmless and defend Purchaser, its members, directors, officers, employees, agents and representatives from and against any and all loss, damage, claim, cost and expense and any other liability including, without limitation, reasonable accountants' and attorneys' fees, charges and costs, incurred by Purchaser by reason of, or with respect to (i) any material inaccuracy in or breach of any of the representations, warranties or agreements made by Seller in the Agreement, (ii) the non-performance of any covenant or obligation to be performed by Seller hereunder; (iii) Seller's failure to comply with the bulk transfer laws of any locality or state or its misapplication of the proceeds of the Purchase Price in fraud of its creditor; or (iv) any liability imposed upon Purchaser as transferee of the business or operations of Seller or the assets being transferred under the Agreement, or otherwise relating to the conduct of the business and operations of Seller prior to the Closing.

     5.06 LIMITATION OF SELLER'S REPRESENTATIONS.

          (a) In the event Purchaser obtains actual knowledge of any breach of Seller's representations or warranties under Article 5 prior to Closing, Purchaser shall give written notice thereof to Seller at or prior to the Closing. Upon receipt of such notice, Seller may elect to extend the Closing for as long as sixty (60) days to enable Seller to attempt to cure the condition that gives rise to such breach or otherwise provide evidence to Purchaser that the same does not exist. If Seller either does not elect to extend or, at or prior to the extended Closing, shall be unable to cure such condition or provide such evidence to Purchaser, then Purchaser shall elect either (a) to terminate this Agreement on account thereof or (b) to close the purchase of the Property and pay the Purchase Price in accordance with the terms of this Agreement, but in the case of an election under clause (b), Purchaser shall be entitled to indemnification under Section
     5.05 on account of such breach subject to the limitations on Seller's liability under Section 2.03. The provisions of this Section 5.06(a) shall survive the closing of the purchase of the Property.

          (b) Notwithstanding the foregoing, if during the course of Purchaser's tests and studies during the Inspection Period Purchaser obtains knowledge based upon review of written information from any reports, documents, test results, or other written materials or written information provided to Purchaser by Purchaser's consultants, by Seller or any other party, that contain facts or disclosure of circumstances that are at variance with any of Seller's representations or warranties, and if Purchaser thereafter consummates Closing, Purchaser shall be deemed to have accepted such variant facts and circumstances and Seller's representations and warranties shall be deemed excised or modified to comport with such variant facts and circumstances.

     5.07 GUARANTY OR REPRESENTATIONS AND WARRANTIES.At closing, AEW Partners III, L.P. and Boykin Hotel Properties, L.P. shall execute a guaranty, limited to each party's proportionate interest in the Seller, for Seller's obligations under this Article 5.

                                   ARTICLE VI

                         CLOSING AND CLOSING DELIVERIES

     6.01 CLOSING. The Closing shall take place at the offices of Escrow Company on the Closing Date, or through customary closing escrow arrangements reasonably acceptable to Seller and Purchaser by the delivery of documents and funds to Escrow Company on or prior to the Closing Date.

     6.02 ESCROW. This Agreement shall not be merged into any closing escrow instructions, but any closing escrow instructions shall be deemed auxiliary to this Agreement and, as between Purchaser and Seller, the provisions of this Agreement shall govern and control.

     6.03 SELLER'S DELIVERIES. At Closing, Seller shall execute (to the extent required) and deliver, or cause to be delivered, to Purchaser or the Escrow Company as appropriate:

          (a) a special warranty deed (the "DEED") from Seller to Purchaser, or Purchaser's designee, conveying Seller's interest in the Real Property subject to only the encumbrances listed in the Title Policy in the form attached to this Agreement as Exhibit P;

          (b) a Bill of Sale transferring to Purchaser all of Seller's right, title, and interest in and to each and every item of Personal Property to be transferred in the form attached to this Agreement as Exhibit Q;

          (c) an assignment and assumption (the "GENERAL ASSIGNMENT") of all of Seller's right, title, and interest in, to, and under the Space Leases, Bookings, Hotel Contracts, Permits (other than Excluded Permits), Books and Records, Warranties and Miscellaneous Hotel Assets, in the form of Exhibit R;

          (d) the certificate referred to in Section 9.01(b);

          (e) an affidavit of Seller in customary form stating that Seller is not a "foreign person" within the meaning of Section 1445 of the Code in the form of Exhibit T;

          (f) notices to Space Lessees and parties to Hotel Contracts of change in ownership of the Hotel, if requested by Purchaser;

          (g) the Preliminary Closing Statement;

          (h) any required real estate transfer tax declarations or similar documentation required to evidence the payment of any tax imposed by any state, county, or municipality together with any change of ownership statements required under applicable law;

          (i) copies of such articles of incorporation, organization, or formation; agreements or certificates of partnership; resolutions; authorizations; bylaws; certifications; or other corporate, partnership, limited liability company, or trust documents or agreements relating to Seller as the Title Company or Purchaser shall reasonably require in connection with this transaction;

          (j) a certificate or registration of title for any owned motor vehicle or other Personal Property which requires such certification or registration, conveying such vehicle or such other Personal Property to Purchaser;

          (k) evidence satisfactory to Purchaser that the Management Agreement has been terminated and that there are no continuing obligations thereunder;

          (l) to the extent not previously delivered to Purchaser, all originals (or copies if originals are not available), of the Space Leases, Books and Records, Permits, written employment contracts, hotel contracts, keys and lock combinations in the Seller's possession or control;

          (m) the original of any estoppel certificate obtained in connection with any Space Lease or reciprocal easement agreement;

          (n) certificate updating all Exhibits to this Agreement;

          (o) the guaranty described in Section 5.07; and

          (p) an assignment and assumption (the "Collective Bargaining Agreement Assumption") of the right, title and interest in, to and liability under, the Collective Bargaining Agreements.

     6.04 PURCHASER'S DELIVERIES. At the Closing, Purchaser shall execute (to the extent required) and deliver, or cause to be delivered, to Seller or the Escrow Company as appropriate:

          (a) the Purchase Price required to be paid pursuant to Section 3.01;

          (b) the Bill of Sale;

          (c) the General Assignment;

          (d) the certificate referred to in Section 8.01(b);

          (e) the Collective Bargaining Assignment;

          (f) the Preliminary Closing Statement;

          (g) copies of such articles of incorporation, organization, or formation; agreements or certificates of partnership; resolutions; authorizations; bylaws; certifications; or other corporate, partnership, or trust documents or agreements relating to Purchaser as Seller or the Title Company shall reasonably require in connection with this transaction; and

          (h) any required real estate transfer tax declarations or similar documentation required to evidence the payment of any tax imposed by any state, county, or municipality together with any change of ownership statements required under applicable law.

     6.05 EXPENSES.

          (a) Seller shall pay the following expenses: (i) state and county transfer taxes, deed stamps, sale taxes and similar taxes and charges payable to any governmental authority in the connection with the transfer of the Property, (ii) fifty percent (50%) of all closing Escrow fees; (iii) Seller's legal fees and expenses, (iv) the cost of the Survey, (v) charges for an extended coverage Title Policy (but not endorsements) and (vi) the fees for the recording of any discharge of Seller Encumbrances and any other encumbrances required to be discharged by Seller at or before Closing.

          (b) Purchaser shall pay the following expenses: (i) the cost of any endorsements to the Title Policy; (ii) the cost of any reinsurance of, and endorsements to, the Title Policy; (iii) City of Chicago transfer taxes,
     (iv) fifty percent (50%) of all closing Escrow fees; (v) all costs and expenses incurred in connection with the transfer of any transferable Permits, warranties, or licenses in connection with the ownership or operation of the Property; (vi) all costs and expenses associated with Purchaser's financing including but not limited to, all recordation tax therein, if any; (vii) the recordation tax and fee for the recording of the Deed; and (viii) Purchaser's legal fees and expenses.

          (c) Any other ordinary and usual closing costs and expenses, except as expressly provided in this Agreement, in connection shall be allocated between Purchaser and Seller in accordance with the customary practice in the county where the Property is located.

          (d) Purchaser shall receive a credit of $500,000 for the removal of asbestos related materials that Purchaser discovered during its diligence.

     6.06 CONCURRENT TRANSACTIONS. All documents or other deliveries required to be made by Purchaser or Seller at Closing, and all transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by Purchaser and Seller shall have been made, and all concurrent or other transactions shall have been consummated.

     6.07 POSSESSION.

Possession of the Property shall be delivered at Closing. Excluded Assets shall be removed from the Hotel by Seller, at its expense, on or before the Closing Date. Seller, at its sole cost and expense, shall repair all damage caused by such removal but shall have no obligation to replace any Excluded Asset so removed.

     6.08 RESTAURANT SPACE.

          (a) Subject to the provisions of 6.08(b) below, it shall be a condition to the obligation of Purchaser and Seller to perform hereunder that at Closing the Restaurant Space is delivered (x) with all mechanics liens discharged or bonded over and (y) either:

               (i) free and clear of the Restaurant Lease and any other leasehold interest; or

               (ii) subject to a lease with an Approved Operator (as defined below), as lessee, having economic terms, operating standards and other material provisions consistent with or no less favorable than the Restaurant Lease, provided that such Approved Operator must have commenced operation of a restaurant in the Restaurant Space on or before the Closing Date.

     As used herein, the term an Approved Operator shall mean an operator that does not operate any other restaurant or establishment within a six block radius of the Hotel with the same concept as contemplated for the Restaurant Space (unless accepted specifically by Buyer) and is: (i) an entity controlled by any one of the operators, or the principal(s) of one of the operators listed on Exhibit V attached hereto and that meets the operating standards set forth in the Restaurant Lease; (ii) an operator that can meet the operating standards set forth in the Restaurant Lease and has sufficient financial capacity and strength, as acceptable to Buyer; or
     (iii) any other operator proposed by Seller, subject to Buyer's consent, not to be unreasonably withheld or delayed.

          (b) Seller shall have the right to extend the Closing Date for a period of up to ninety (90) days to enable Seller to satisfy the condition precedent set forth in Section 6.08(a). In the event that (i) Seller extends the Closing for such period and at the expiration of such period is unable to satisfy the condition in Section 6.08(a) or (ii) Seller is unable to satisfy the conditions set forth in Section 6.08(a) above and does not elect to extend the Closing Date, in either event, (x) the Closing shall take place on the Closing Date, (y) the Purchase Price shall be reduced by $2,400,000 and (z) Purchaser shall accept the Property with the Restaurant Space in such condition as Seller can deliver at Closing and shall indemnify Seller for any loss, expense, cost or liability associated in connection with the Restaurant Space and the Restaurant Lease including, without limitations any employee or union matters related thereto.

                                  ARTICLE VII

                  ADJUSTMENTS AND PRORATIONS-CLOSING STATEMENTS

     7.01 ADJUSTMENTS AND PRORATIONS. The following matters and items shall be apportioned between the parties or, where appropriate, credited in total to a particular party, as of the Cut-off Time as provided below:

          (a) ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE; ROOM REVENUES. Purchaser is not acquiring Accounts Receivable, and all Accounts Receivable shall remain the property of Seller. Purchaser shall promptly remit any funds received by Purchaser in payment of such Accounts Receivable arising prior to the Cut-off Time. Seller shall pay at or prior to Closing all accounts payable that are more than thirty (30) days old as of Closing and all other accounts payable shall be apportioned and prorated and adjusted as of the Cut-off Time. At Closing Seller shall receive a (i) credit in an amount equal to all charges accrued to the open accounts of any guests or customers staying at the Hotel as of the Cut-off Time for all room nights up to (but not including) the night during which the Cut-off Time occurs and (ii) fifty percent (50%) of all charges for the room night which includes the Cut-off Time, in each case less amounts payable on account of third party collection costs (e.g. fees retained by credit card companies, banks or other collection companies, travel agent commissions and other third party commissions), and Purchaser shall be entitled to retain all deposits made and amounts collected with respect to such charges. Revenue from the Hotel attributable to food and beverage (including alcoholic beverages), if any, and other sales or services through the close of business on the night immediately preceding the Closing Date shall belong to Seller (such revenue to be determined based on completion of the night auditor's run on the night of the Cut-Off Time). Thereafter, revenue from the Hotel attributable to food and beverage and other sales or services shall belong to Purchaser. Each of Purchaser and Seller shall be responsible for the payment of any sales and/or hotel/motel occupancy taxes collected or otherwise due and payable in connection with the revenue allocated to such party under this Section 7.01(a) and shall indemnify, defend and hold the other party harmless from and against any and all Liabilities suffered or incurred as a result of the failure to pay such taxes.

          (b) TAXES AND ASSESSMENTS. All ad valorem taxes, special or general assessments and real estate taxes, assessments under the exceptions listed in the Title Policy, personal property taxes, water and sewer rents, rates and charges, vault charges, canopy permit fees, and other permit fees shall be prorated (accrual basis) as of the Cut-off Time provided, however, that if any taxes or assessments relating to the period prior to the Closing are paid in installments, then Seller shall pay on or before Closing Date any remaining installments thereof. If the amount of any such item is not ascertainable on the Closing, the adjustment therefor shall be based on the most recent available bill and assessment notice and shall be reprorated upon receipt of the actual bill, as provided in this subsection (b), which obligation shall survive the Closing Date and not be extinguished as of the Cut-Off Time.

          (c) UTILITY CONTRACTS. Telephone and telex contracts and contracts for the supply of heat, steam, electric power, gas, lighting and any other utility service shall be prorated as of the Cut-off Time, with Seller receiving a credit for each deposit, if any, made by Seller as security under any such public service contracts if the same is transferable and provided such deposit remains on account for the benefit of Purchaser. Where possible, readings as of the Cut-off Time (or as close thereto as practicable) will be secured for all utilities on the Closing Date.

          (d) HOTEL CONTRACTS. Subject to Section 7.01(a) with respect to accounts payable, any amounts prepaid, payable or accrued under any Hotel Contracts shall be prorated as of the Cut-off Time. Notwithstanding the foregoing, Purchaser shall pay or credit Seller only for those Hotel Contract prepaid expenses that are in the categories listed in Exhibit U attached hereto, which Exhibit U lists prepaid expenses as of the date hereof and there shall be no proration on account of any other prepaid expenses.

          (e) SPACE LEASES. Any rents and other amounts payable under the Space Leases, in each case as and when actually received, shall be prorated as of the Cut-off Time between Seller and Purchaser. Purchaser shall receive a credit for all prepaid rents and other amounts for periods from and after the Closing Date and all security deposits held by Seller under the Space Leases which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Space Leases. Rents and other amounts payable under the Space Leases which are delinquent as of the Closing Date shall not be pro rated as of the Cut-off Time. To the extent that Purchaser receives rents or other payments payable under the Space Leases on or after the Closing Date, such payments shall be applied first towards the payment in full of all rents and other amounts due to Purchaser with respect to periods following the Cut-off Time, with the balance applied to delinquent rents or other amounts due to Seller for the period prior to the Cut-off Time, with Seller's share thereof being promptly delivered to Seller by Purchaser. Purchaser shall use commercially reasonable efforts to collect any such delinquent rents after the Closing. With respect to any Space Leases which provide for the payment of percentage rent by the tenant thereunder, the parties shall use good faith efforts to prorate such percentage rent as of the Closing and, within twenty (20) days after Purchaser completes the annual reconciliation of such percentage rent payments with each such tenant, the parties agree to reprorate percentage rent based on the actual percentage rent paid by such tenant, and the Party in whose favor such original proration was made shall refund such difference to the other Party promptly thereafter.

          (f) LICENSE FEES. Fees paid or payable for Permits (other than Excluded Permits) shall be prorated as of the Cut-off Time.

          (g) BOOKINGS DEPOSITS AND MISCELLANEOUS HOTEL MATTERS. Purchaser shall receive a credit for advance payments or deposits, if any, made pursuant to any Bookings that relate to a period after the Cut-Off Time.

          (h) EMPLOYMENT. Except as provided herein below, Seller shall be responsible for, and when due and payable as required by law, shall pay all Compensation to any Hotel Employee through the Cut-Off Time.

          (i) SUPPLIES AND CONSUMABLES. Seller shall receive a credit at Closing to the extent of the value of all unopened Supplies and Consumables at the Hotel as of Closing (valued at Seller's actual cost).

          (j) OTHER. Such other items as are expressly provided to be prorated or otherwise adjusted or credited for in other this Agreement shall be so prorated, adjusted or credited.

     7.02 PAYMENT. Any net credit due to Seller as a result of the adjustments and prorations under Section 7.01 shall be paid to Seller in cash at the time of Closing. Any net credit due to Purchaser as a result of the adjustments and prorations under Section 7.01 shall be credited against the Purchase Price at the time of Closing.

     7.03 CLOSING STATEMENTS.

          (a) PREPARATION. Each party shall cause its designated representatives to enter the Hotel only at reasonable times and without unreasonably interfering with operations, both before and after the Closing Date, for the purpose of making such inventories, examinations, and audits of the Hotel, and of the Books and Records, as they deem necessary to make the adjustments and prorations required under this Article VII, or under any other provisions of this Agreement. Based upon such inventories, examinations, and audits, two (2) Business Days prior to the Closing, the representatives of the parties shall jointly prepare a preliminary closing statement (the "PRELIMINARY CLOSING STATEMENT") which shall show the net amount due either to Seller or Purchaser as a result thereof, and such net amount will be added to, or subtracted from the payment of the Purchase Price to be paid to Seller pursuant to Section 3.01 hereof. Within thirty
     (30) days following the Closing Date, Seller and Purchaser shall agree on a final closing statement (the "FINAL CLOSING STATEMENT") setting forth the final determination of all items to be included on the Closing Statement (subject to any subsequent adjustments for percentage rent under any Space Lease pursuant to Section 7.01(e)). The net amount due Seller or Purchaser, if any, by reason of adjustments to the Preliminary Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the party obligated therefor within ten (10) days following the date of the Final Closing Statement.

          (b) DISPUTES. In the event the representatives of the parties are unable to reach agreement with respect to preparation of the Preliminary Closing Statement then, except as hereinafter provided, the disputed amount shall be held in a joint order Escrow, pending agreement of the parties or a determination pursuant to Section 7.03(b), and the Closing shall occur as scheduled. Purchaser shall be required to deposit in the Escrow any additional sum of the disputed amount which it may be required to pay and Seller shall be required to deposit in the Escrow any sum of the disputed amount which it may be required to credit or pay to Purchaser. Any such dispute shall survive and be subject to later resolution pursuant to this Section 7.03. In the event the representatives of the parties are unable to reach agreement with respect to either the Preliminary Closing Statement or the Final Closing Statement, the parties shall submit their dispute to a firm of independent certified public accountants of recognized standing in the hotel industry mutually acceptable to Seller and Purchaser. If Seller and Purchaser cannot agree on such firm of independent certified public accounts within five (5) Business Days after notice from either party requesting such agreement, then such dispute shall be resolved by binding arbitration, and either party may request that the then president or managing director of the New York Office of the American Arbitration Association (or any successor organization, or if no successor organization exists, an organization composed of persons of similar qualifications) to appoint an independent individual arbitrator with a minimum of ten (10) years' personal experience directly relevant to the purchase and sale of assets similar to the Hotel, and the determination of such arbitrator shall be final and binding on Seller and Purchaser and shall be enforceable in any court of competent jurisdiction. The fees and expenses of the arbitrator shall be borne by the non-prevailing party, as determined by the arbitrator.

          (c) PERIOD FOR RECALCULATION. Notwithstanding the foregoing, if at any time within six (6) months following the Closing Date, either party discovers any items which should have been included in the Final Closing Statement but were omitted therefrom, or discovers any items that were improperly prorated in the Final Closing Statement, then such items shall be adjusted in the same manner as if their existence or such improper proration had been known at the time of the preparation of the Final Closing Statement. The foregoing limitations shall not apply to any items which, by their nature, cannot be finally determined within the periods specified including, without limitation, real estate taxes and adjustments following such six (6) month period pursuant to Section 7.01(e) with respect to percentage rent under Space Leases.

                                  ARTICLE VIII

                       CONDITIONS TO SELLER'S OBLIGATIONS

     8.01 CONDITIONS. Seller's obligation to close the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions, any one or more of which may be waived by Seller in writing:

          (a) PURCHASER'S COMPLIANCE WITH OBLIGATIONS. Purchaser shall have complied with all material Obligations required by this Agreement to be complied with by Purchaser.

          (b) TRUTH OF PURCHASER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement were true in all material respects when made, and are true in all material respects on the Closing Date, and Seller shall have received a certificate to that effect signed by Purchaser. In the event any of the Purchaser's representations become untrue during the term of the Agreement, Seller may terminate this Agreement without thereby waiving any right or remedy.

     8.02 FAILURE OF SELLER CLOSING CONDITION. Subject to the provisions of
Section 12.01, if any closing condition set forth in Section 8.01(a) and Section 8.01(b) is not satisfied at Closing and provided all conditions of Article IX have been satisfied by Seller, then Seller shall have the right either (i) to terminate this Agreement by providing written notice to such effect to Purchaser, in which case the Deposit shall be disbursed to Seller in accordance with Article XVI as Seller's sole remedy at law or in equity, and the parties shall have no further rights or obligations under this Agreement, or (ii) to waive such closing condition at or prior to Closing.

                                   ARTICLE IX

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

     9.01 CONDITIONS. Purchaser's obligation to close the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions, any one or more of which may be waived by Purchaser in writing:

          (a) SELLER'S COMPLIANCE WITH OBLIGATIONS. Seller shall have complied with all material Obligations required by this Agreement to be complied with by Seller.

          (b) TRUTH OF SELLER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement were true in all material respects when made, and continue to be true in all material respects on the Closing Date, and Purchaser shall have received a certificate to that effect signed by Seller. If the representations and warranties of Seller contained in this Agreement are no longer true in all material respects as of Closing due to changes in fact since the date of this Agreement, then Seller shall so indicate in its update certificate provided at Closing, and any such changes shall be subject to the approval of Purchaser in its reasonable discretion.

     9.02 FAILURE OF PURCHASER CLOSING CONDITION. Subject to the provisions of
Section 12.01, if any closing condition set forth in Section 9.01 is not satisfied at Closing, then Purchaser shall have the right either (i) to terminate this Agreement by providing written notice to such effect to Seller, in which case, subject to the provisions of Section 3.01(d), the Deposit shall be refunded to Purchaser or (ii) to waive such closing condition at or prior to Closing. Notwithstanding the foregoing, if the failed closing condition is reasonably susceptible to cure by Seller, then Seller shall have the one time right to extend the Closing Date for up to thirty (30) days in order to allow such cure by giving notice to such effect to Purchaser on or before the scheduled Closing Date, which notice shall include a covenant of Seller to use all commercially reasonable diligent efforts to effect such cure.

                                   ARTICLE X

                     ACTIONS AND OPERATIONS PENDING CLOSING

     10.01 ACTIONS AND OPERATIONS PENDING CLOSING. Seller agrees that at all times prior to the Closing Date:

          (a) Subject to conditions beyond Seller's reasonable control (which the parties agree shall not include the unavailability of funds), during the pendency of this

     Agreement the Hotel will continue to be operated and maintained substantially in accordance with Present Standards including, without limitation, (i) maintaining the inventories of Fixtures and Tangible Personal Property, Inventory, Consumables, Supplies and Miscellaneous Hotel Assets, (ii) performing maintenance and repairs to the Improvements and tangible Personal Property; (iii) implementing the current marketing program for the Hotel; (v) maintaining the level of customer service at the Hotel; (vi) maintaining the level of security at the Real Property; and
     (vii) continuing to take all Bookings in the ordinary course of business. Without limiting the foregoing, Seller shall perform its obligations under, and otherwise comply with, the Space Leases, the Hotel Contracts, the Permits, any license agreements for IT Systems, the Liquor License, the Management Agreement, the Bookings and Legal Requirements, in each case in all material respects; provided, however, that the Seller shall have the right to exercise any of its rights under any of the foregoing. From the date of this Agreement until the Closing or earlier termination of this Agreement, Seller shall promptly provide Purchaser of any written notices or complaints Seller receives concerning the presence of toxic mold or fungi at the Real Property or other written claims made with respect to environmental matters at the Real Property.

          (b) From and after the Opening of Escrow, Seller will not enter into any new Hotel Contract or Space Lease, or cancel, modify, or renew any existing Hotel Contract or Space Lease or Permitted Exception, without the prior written consent of Purchaser, which Purchaser shall not unreasonably withhold, condition or delay prior to the expiration of the Inspection Period but which Purchaser may withhold in its sole and absolute discretion after the expiration of the Inspection Period; provided, however, that Purchaser's consent shall not be required for any Hotel Contract entered into with a third party prior to the expiration of the Inspection Period as long as (i) such Hotel Contract is cancelable upon not more than thirty
     (30) days notice without penalty or premium payment and (ii) Seller promptly gives notice to Purchaser of such Hotel Contract. If Purchaser fails to respond to a request for consent within ten (10) days after receipt of such request, such consent shall be deemed given.

          (c) Seller shall have the right, without notice to or consent of Purchaser, to make Bookings in the ordinary course of business, at no less than the Hotel's standard rates (including customary discounted rates as long as such discounted rates are bona fide third party Bookings).

          (d) Seller shall use commercially reasonable efforts to preserve in force all existing Permits and to cause all those expiring on or before the Closing Date to be renewed prior to the Closing Date. If any such Permit shall be suspended or revoked, Seller shall promptly notify Purchaser and shall take commercially reasonable measures to cause the reinstatement of such Permit.

          (e) Seller will maintain in effect all policies of casualty and liability insurance, or similar policies of insurance, with the same limits of coverage which it now carries with respect to the Hotel.

          (f) Seller shall not remove any Fixtures and Tangible Personal Property from the Property (other than in the ordinary course of business in which case adequate replacements shall have been made).

          (g) Seller shall not alter the terms and conditions of the employment of any Employees, except in accordance with past practice consistently applied.

          (h) Seller shall not (i) create or allow any lien or similar encumbrance to be placed against the Property, and shall use commercially reasonable efforts to promptly discharge any such encumbrance that may arise, (ii) grant or enter into any easement, restrictive covenant or similar agreement affecting title to the Real Property without Purchaser's prior written consent in its sole but good faith discretion, or (iii) cancel, modify, or renew any existing Permitted Exception without Purchaser's prior written consent in its sole but good faith discretion.

                                   ARTICLE XI

                             CASUALTIES AND TAKINGS

     11.01 CASUALTIES.

          (a) If any damage to the Property shall occur prior to the Closing Date by reason of fire, windstorm, earthquake, hail, explosion or other casualty, and if the cost of repairing such damage will equal or exceed Two Million Dollars ($2,000,000), Purchaser may elect to (i) terminate this Agreement by giving written notice to Seller, in which event, subject to the provisions of Section 3.01(d), the Deposit shall be returned to Purchaser and neither party shall have any further Obligations or liability whatsoever to the other hereunder or (ii) receive an assignment of all of Seller's rights to any insurance proceeds and claims (including business interruption proceeds for the period after Closing) relating to such damage and acquire the Property without any adjustment in the Purchase Price in connection therewith.

          (b) If the cost of repairing such damage will not exceed Two Million Dollars ($2,000,000), the transactions contemplated hereby shall close without any adjustment in the Purchase Price in connection therewith and Purchaser shall receive an assignment of all of Seller's rights to any insurance proceeds or claims (including business interruption proceeds for any period after the Closing Date) except those proceeds allocable to costs incurred by, and lost profits of Seller for the period prior to Closing; provided, however, that the Purchaser shall receive a credit against the Purchase in the amount of any deductible or other uninsured amount with respect to any such damage.

     11.02 TAKINGS. If, prior to the Closing Date, all or any portion of the Real Property is taken by eminent domain or by an act of governmental authority, Seller shall promptly give Purchaser written notice thereof, and the following shall apply:

          (a) If a material part of the Real Property is taken, either party may, within five (5) days after the giving of Seller's notice, by written notice to the other, elect to terminate this Agreement. In the event that either party shall so elect, subject to the provisions of Section 3.01(d), the Deposit shall be returned to Purchaser whereupon this Agreement shall terminate and neither party hereto shall have any further rights or obligations hereunder.

          (b) If a material part of the Real Property is taken but neither party elects to terminate this Agreement pursuant to paragraph (a) above, or if an immaterial part of the Real Property is taken by an act of governmental authority, neither party shall have any right to terminate this Agreement, and the parties shall nonetheless proceed to the Closing in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such taking, provided, however, that Seller shall, at the Closing, (i) assign and turn over, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such taking which may have been collected by Seller as a result of such taking, less any portion thereof applied to the cost of repairs necessitated by such taking and made by Seller prior to the Closing, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller's right to any such award or other proceeds which may be payable to Seller as a result of such taking and all claims related thereto, less an amount equal to the cost of any repairs necessitated by such taking and made by Seller prior to the Closing, which amount shall be paid to Seller by Purchaser at the Closing.

          (c) For the purposes hereof, a "material part" shall be deemed to mean any taking (i) which causes a reduction in the size of any of the buildings comprising the Real Property or materially interferes with the present use and operation of any of the buildings comprising the Real Property (ii) which results in the elimination of the sole or any required means of legal ingress and/or egress from the Real Property, to public roads, with no comparable, convenient, legal substitute ingress and/or egress being available, or (iii) which results in the elimination of any parking on the Land unless Purchaser concludes in its sole but good faith discretion that such parking is not required for the continued operation of the Hotel.

                                  ARTICLE XII

                              ADDITIONAL COVENANTS

     12.01 LIQUOR LICENSE; OTHER PERMITS; CONSENTS AND CLOSING CONDITIONS. Purchaser and Seller shall use diligent, good faith efforts to effect the transfer of the existing Liquor License to Purchaser or its designee on the Closing Date or to enable Purchaser or its designee to obtain a new Liquor License effective on the Closing Date. Purchaser agrees to pay all fees and other amounts payable to any governmental authority in connection with the transfer of the existing Liquor License. If Seller engages counsel in connection with the transfer of the existing Liquor License, Purchaser shall be responsible for the fees of such counsel. As promptly as practicable following the date of this Agreement, Purchaser or its designee shall complete, execute and file with the applicable liquor licensing authority all necessary applications for transfer of the Liquor License or the issuance of a new Liquor License. Purchaser specifically acknowledges and agrees that the transfer of the Liquor License to Purchaser on the Closing Date shall not be a condition to Purchaser's obligation to close the transaction contemplated under this Agreement. Purchaser and Seller shall use diligent, good faith efforts to effect the transfer of the other Permits to Purchaser (other than the Excluded Permits) and to enable Purchaser to obtain new Permits to replace any Excluded Permits. Purchaser agrees to pay all out-of-pocket third party fees, charges, and related costs in connection with the transfer of such Permits. Seller and Purchaser shall use diligent, good faith efforts to obtain any other consent required to be obtained from any third party in order to effect the transactions contemplated by this Agreement including, without limitation, any consent required for the assignment of any license for the use of any of the IT Systems or any Hotel Contract; provided, however, that Seller shall not be required to incur any unreimbursed material out-of-pocket costs in connection with obtaining any such consent. It is understood that, except as otherwise provided in this Agreement, obtaining any such consent is not a condition precedent to the Closing and the failure to obtain any such consent shall not entitle Purchaser to terminate this Agreement or defer the Closing Date or seek any other remedy. Each of Seller and Purchaser agrees to act in good faith and to use commercially reasonable efforts to satisfy all conditions to Closing set forth in Article VIII and IX, as applicable.

     12.02 GUEST BAGGAGE. All baggage, boxes and similar items of guests who are still in the Hotel on the Closing Date, which has been checked with or left in the care of Seller shall be inventoried, sealed, and tagged jointly by Seller and Purchaser on the Closing Date. Purchaser shall be responsible for and hereby indemnifies Seller and its Indemnified Parties against any Liabilities in connection with such baggage arising out of the acts of omissions of Purchaser or its Affiliates (or any of their employees or agents) after the Closing Date. Seller hereby indemnifies Purchaser and its Indemnified Parties against any Liabilities in connection with baggage arising out of the acts or omissions of Seller or its Affiliates (or any of their employees or agents) prior to the Closing Date. The provisions of this Section 12.02 shall survive Closing.

     12.03 SAFE DEPOSITS. Immediately after the Closing, Seller shall send written notice to guests or tenants or other persons who have safe deposit boxes, if any, advising of the sale of the Hotel to Purchaser and requesting immediate removal of the contents thereof or the removal thereof and concurrent re-deposit of such contents pursuant to new safe deposit agreements with Purchaser. Seller shall have a representative present when the boxes are opened, in the presence of a representative of the Purchaser. Any property contained in the safe deposit boxes after such re-deposit shall be the responsibility of Purchaser, and Purchaser agrees to indemnify and hold harmless Seller and its Indemnified Parties from and against any Liabilities arising out of or with respect to such property. Upon Closing, Seller shall deliver to Purchaser all keys in Seller's possession or control for all safe deposit boxes not then in use and a list of all safe deposit boxes which are then in use but where the contents have not been removed and re-deposited as set forth above, including the name and room number of such depositor. Seller and Purchaser shall continue to use reasonable efforts to cause such depositors to remove the contents and re-deposit such contents pursuant to new safe deposit agreements with Purchaser as set forth above. Seller shall continue to be responsible for, and shall indemnify and hold harmless Purchaser and its Indemnified Parties from and against any Liabilities arising out of or with respect to the contents of any safe deposit box prior to the time that the contents thereof are removed and re-deposited pursuant to a new safe deposit agreement with Purchaser as set forth above.

     12.04 TAX APPEAL PROCEEDINGS. Seller shall be entitled to receive and retain the proceeds from any tax appeals or protests for tax fiscal years ending prior to the tax fiscal year ending in which the Closing Date occurs. Seller shall continue to process any pending appeals or protests with respect to the tax fiscal year in which the Closing Date occurs, and Purchaser shall have the right to participate therein with counsel of its choosing at Purchaser's cost and expense. Seller shall have no right after the date of this Agreement to file or otherwise initiate any appeal or protest with respect to the property taxes on the Property for the tax fiscal year in which the Closing Date occurs, and only Purchaser shall have the right to file or otherwise initiate any such appeal or protest after the date hereof. Any net proceeds obtained from any such proceeding with the respect to the tax fiscal year in which the Closing Date occurs, after payment of attorneys' fees and other costs associated with such process, will be prorated between the parties, when received, as of the Closing Date.

     12.05 TERMINATION OF MANAGEMENT AGREEMENT. Seller shall terminate the Management Agreement on or before Closing at its sole cost and expense.

                                  ARTICLE XIII

                              DEFAULTS AND REMEDIES

     13.01 SELLER'S REMEDIES. If Purchaser fails to perform its material obligations under this Agreement for any reason except a default by Seller or the failure of any condition precedent to Purchaser's obligations, Seller shall be entitled as its sole remedy at law or in equity to terminate this Agreement and receive the Deposit and interest thereon as liquidated damages and not as a penalty, in full satisfaction of any claims against Purchaser. Seller and Purchaser agree that the Seller's damages resulting from Purchaser's default are difficult to determine, and the amount of the Deposit is a fair estimate of those damages.

     13.02 PURCHASER'S REMEDIES. If Seller fails to perform its obligations under this Agreement for any reason except the failure of any condition precedent to Seller's obligations under this Agreement or Purchaser's default of its material obligations, then Purchaser's sole remedies shall be: (a) to terminate this Agreement by giving Seller written notice of such election prior to or at Closing, whereupon (i) subject to the provisions of Section 3.01(d), the Escrow Company shall promptly return to Purchaser the Deposit, and (ii) Purchaser shall be entitled to payment by Seller of all actual out-of-pocket costs incurred by Purchaser in connection with the transaction contemplated by this Agreement; (b) to obtain a court order for specific performance; or (c) to waive the default and close.

                                   ARTICLE XIV

                                    EMPLOYEES

     At Closing, Seller or Seller's Manager shall terminate or cause to be terminated the employment of all Employees. Purchaser shall employ from and after the Closing Date such of the Employees as Purchaser determines, in its sole and absolute discretion, on such terms and conditions as Purchaser may determine ("NEW HIRES"). Nothing in this provision shall be construed to limit Purchaser's right to terminate, at Purchaser's sole cost and expense, the New Hires subsequent to the Closing Date, subject to the requirements of applicable law and the Collective Bargaining Agreements that Purchaser has agreed to assume. Purchaser agrees to indemnify and hold Seller harmless from and against any violations of the Worker Adjustment and Retraining Notification Act, 29 USC Section 2101 et seq., ("WARN ACT") or the Illinois Worker Adjustment and Retraining Notification Act, 820 ILCS65 ("ILLINOIS WARN") arising as a result of its actions subsequent to the Closing Date. No employees shall be transferred. Any New Hires hired by the Purchaser shall in all respects be and remain "at will" employees, and Purchaser shall have the right to dismiss such employees at any time in its sole discretion and Seller and Seller's Manager each hereby acknowledges and agrees that none of its respective employee benefit programs are being assumed or continued by Purchaser. Nothing in this Section 14.01 is intended to, or shall, confer on any person or entity not a party of this Agreement any rights or benefits. Seller shall, upon termination of the New Hires as set forth above, cause Seller's Manager to pay the employees all earned wages, vacation pay, if any, or any other compensation payable to the New Hires under federal and Illinois wage and hour laws, that is due and payable.

                                   ARTICLE XV

                                  MISCELLANEOUS

     15.01 NOTICES. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals, and other communications (each a "NOTICE", collectively "NOTICES") required or permitted to be given under this Agreement, or which are to be given with respect to this Agreement, shall be in writing and shall be personally delivered, sent by registered or certified mail, postage prepaid and return receipt requested, by overnight express courier, postage prepaid, or by facsimile transmission with a confirming copy sent by registered or certified mail or overnight express courier as set forth above, in each case addressed to the party as designated below:

          If intended for Seller, to:      Boykin Chicago L.L.C.
                                           c/o AEW Capital Management, L.P.
                                           World Trade Center East
                                           Two Seaport Lane

                                           Attention: James Luchars
                                           Facsimile No.: (617) 261-9555

          with a copy to:                  Boykin Lodging Company
                                           Guildhall Building
                                           45 West Prospect Avenue
                                           Suite 1500
                                           Cleveland, Ohio 44115
                                           Attention: Andrew C. Alexander, Esq.
                                           Facsimile No.: (216) 430-1201

          With a copy to:                  Goodwin Procter, LLP
                                           Exchange Place
                                           Boston, Massachusetts 02109
                                           Attention: Samuel L. Richardson, Esq.
                                           Facsimile No.: (617) 227-8591

          If intended for Purchaser, to:   The Falor Companies, Inc.
                                           980 North Michigan Avenue
                                           Suite 1400
                                           Chicago, Illinois 60611
                                           Attention:  Robert D. Falor
                                           Facsimile No.: (312) 214-4905

          with a copy to:                  Piper Rudnick LLP
                                           203 North LaSalle Street
                                           Suite 1800
                                           Chicago, Illinois 60601
                                           Attention:  Donald A. Shindler, Esq.
                                           Facsimile No.: (312) 630-5344

Notice mailed by registered or certified mail shall be deemed received by the addressee three (3) days after mailing thereof. Notice personally delivered shall be deemed received when delivered or refused. Notice mailed by overnight express courier shall be deemed received by the addressee on the next Business Day after mailing thereof. Notice transmitted by facsimile shall be deemed received by the addressee upon sender's receipt of confirmation thereof. Either party may at any time change the address for notice to such party by mailing a Notice as aforesaid.

     15.02 SURVIVAL. Subject to Section 5.03, all of the representations, warranties, obligations, covenants, agreements, undertakings, and indemnifications of Seller and Purchaser contained in this Agreement and in any closing documents delivered in connection with this Agreement shall survive the Closing.

     15.03 CONSTRUCTION. This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

     15.04 PUBLICITY. Unless required by law or necessary securities filings, subject to Purchaser's right to perform certain marketing activities pursuant to
Section 3.01(d) of this Agreement, all notices to third parties and all other publicity prior to Closing concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Seller. Neither party shall act unilaterally in this regard without the prior written approval of the other; however, this approval shall not be unreasonably withheld or delayed. Purchaser may issue press releases after the Closing, provided that such press releases do not contain references to either Boykin Lodging Company or AEW Capital Management, L.P.

     15.05 ASSIGNMENT. Neither all nor any portion of Purchaser's interest under this Agreement may be sold, assigned, encumbered, conveyed, or otherwise transferred, whether directly or indirectly, voluntarily or involuntarily, or by operation of law or otherwise including, without limitation, by a transfer of all or substantially all of the interest in Purchaser (collectively, a "TRANSFER"), without the prior written consent of Seller, which consent may be granted or denied in Seller's sole and absolute discretion. Any attempted Transfer without

Seller's consent shall be null and void. Any request by Purchaser for Seller's consent to a Transfer shall set forth in writing the details of the proposed Transfer, including, without limitation, the name, ownership, and financial condition of the prospective transferee and the financial details of the proposed Transfer. Notwithstanding the foregoing, Purchaser, upon prior written notice to Seller given not less than three (3) Business Days prior to the Closing (which time period is agreed to be material and is required to permit Seller properly to prepare, execute and deliver the items required to be delivered by it pursuant to this Agreement) which notice specifies the exact legal name, address and any other information necessary for the preparation of the closing documents to be delivered under this Agreement, may assign its rights and delegate its duties under this Agreement to an entity which is owned or controlled by or under common control with, directly or indirectly, Purchaser, the principals of Purchaser and/or investors with Purchaser or the principals of Purchaser, for the purposes of closing on the transaction provided that such assignment shall not delay the Closing and shall not require Seller to obtain any additional or revised third party consents, certificates or approvals. In the event Purchaser so assigns and delegates its rights and duties under this Agreement, it shall deliver to Seller at or prior to Closing an instrument of assignment and assumption evidencing such assignment and delegation. In addition, Purchaser shall provide Seller with copies of all Transfer documentation, certified by Purchaser to be true, correct, and complete, and with all other information which Seller may reasonably request. No transfer, whether with or without Seller's consent: (i) shall operate to release Purchaser or alter Purchaser's primary liability to perform the obligations of Purchaser under this Agreement or (ii) shall cause Seller to incur any cost or other economic detriment in connection with such Transfer. Purchaser shall pay any and all additional costs and expenses (including, without limitation, reasonable attorneys' fees, charges, and disbursements) incurred by Seller that would not otherwise have been incurred by Seller had Purchaser not caused a Transfer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     15.06 COUNTERPARTS; FACSIMILE EXECUTION; INTEGRATION. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one and the same instrument. A party may deliver executed signature pages to this Agreement by facsimile transmission to the other party, which facsimile copies shall be deemed to be an original executed signature page binding on the party that so delivered the executed signature page by facsimile. This Agreement (including all exhibits) contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior letters of intent, understandings, or other agreement, whether written or oral, if any, with respect thereto and may not be amended, supplemented, or terminated, nor shall any Obligation hereunder or condition hereof be deemed waived, except by a written instrument to such effect signed by the party to be charged.

     15.07 GOVERNING LAW; JURISDICTION AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any principles regarding conflict of laws. Any litigation or other court proceeding with respect to any matter arising from or in connection with this agreement shall be conducted in the Illinois State Superior Court in Cook County or The United States District Court for the Northern District Court in the State of Illinois, and each of Seller (for itself and its Indemnified Parties) and Purchaser (for itself and its Indemnified Parties) hereby submit to jurisdiction and consent to venue in such courts, and waive any defense based on forum non conveniens.

     15.08 FURTHER ASSURANCES. From the date of this Agreement until the Closing or termination of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction described in this Agreement, including, without limitation, (a) effecting all registrations and filings required under this Agreement or Legal Requirements, and (c) satisfying the Closing Conditions set forth in this Agreement. After the Closing, Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transaction contemplated in this Agreement.

     15.09 CONFIDENTIALITY. Unless the other party specifically and expressly otherwise agrees in writing, each party hereby agrees that all information regarding the Property or this transaction, of whatsoever nature made available to it ("PROPRIETARY INFORMATION") is confidential and shall not be disclosed to any other person except those reasonably assisting such party with the transaction, Purchaser's investors or Purchaser's lender, if any (and then only upon Purchaser making such person aware of the confidentiality restriction and procuring such person's agreement to be bound thereby). In the event that the transaction contemplated by this Agreement fails to close for any reason whatsoever, Purchaser agrees to return to Seller, or cause to be returned to Seller, all Proprietary Information that was provided to Purchaser by Seller and Purchaser agrees not to retain any copy of such Proprietary Information provided to it by Seller and to instruct all persons and entities that have received a copy or copies of such Proprietary Information to immediately destroy such Proprietary Information. Further, Purchaser agrees not to use or allow to be used any Proprietary Information for any purpose other than to determine whether to proceed with the transaction contemplated by this Agreement, or if the same is consummated, in connection with the operation of the Property post-Closing. The provisions of this Section 15.09 shall survive the Closing or the termination of this Agreement.

     15.10 ATTORNEYS' FEES. If any action or proceeding is commenced by either party to enforce their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and court costs, in addition to any other relief awarded by the court.

     15.11 PREVAILING PARTY. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any party to enforce its rights under this Agreement or any document delivered pursuant to this Agreement against any other party, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the prevailing party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing party; provided, that if a party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.

     15.12 DELIVERY OF DRAFTS NOT AN OFFER. The preparation and/or delivery of unsigned drafts of this Agreement shall not create any legally binding rights in the Property and/or obligations of the parties, and Purchaser and Seller acknowledge that this Agreement shall be of no effect until it is duly executed and delivered by both Purchaser and Seller.

     15.13 SEVERABILITY. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

                                  ARTICLE XVI

                            GENERAL ESCROW PROVISIONS

     16.01 GENERAL ESCROW PROVISIONS. The obligations and rights of the Escrow Company under this Agreement shall be subject to the following terms and conditions:

          (a) The duties and obligations of Escrow Company shall be determined solely by the express provisions of this Agreement and no implied duties or obligations shall be implied against Escrow Company. Further, Escrow Company shall be under no obligation to refer to any other document between or among Purchaser and Seller referred to in or related to this Agreement, unless Escrow Company is provided with a copy of such document and consents thereto in writing.

          (b) Escrow Company shall not be liable to anyone by reason of any error of judgment, or for any act done or step taken or omitted by Escrow Company in good faith, or for any mistake of fact or law, or for anything which Escrow Company may do or refrain from doing in connection herewith, unless caused by or arising out of Escrow Company's actual and intentional misconduct or gross negligence.

          (c) Escrow Company shall be entitled to rely, and shall be protected in acting in reliance, upon any writing furnished to Escrow Company by either Purchaser or Seller and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to Escrow Company. Escrow Company may rely on any affidavit of either Purchaser or Seller or any other person as to the existence of any facts stated therein to be known by the affiant.

          (d) If Seller shall become entitled to retain or receive the Deposit or other amount paid under this Agreement, Escrow Company shall pay the same to Seller together with all interest earned thereon and if Purchaser shall become entitled to a return of the Deposit or other amount paid under this Agreement, Escrow Company shall pay the same to Purchaser together with all interest earned thereon; provided, however, that no disbursement pursuant to this subsection shall be made by Escrow Company until the third
     (3rd) Business Day following the receipt or deemed receipt of notice by Seller and Purchaser from Escrow Company of its intention to so disburse, and disbursement made by Escrow Company after the passage of such three (3) Business Day period shall relieve Escrow Company from all liability in connection with such disbursement unless such disbursement is proscribed by order of a court of competent jurisdiction or objected to in writing by Seller or Purchaser. If such disbursement is objected to in writing by Seller or Purchaser within such three (3) Business Day period, then Escrow Company shall not make such disbursement until unanimously instructed in writing by Purchaser and Seller, or is directed to make such disbursement by a court of competent jurisdiction. Notwithstanding anything to the contrary set forth above, no such notice by Escrow Company shall be given and no notice of objection may or shall be given by Seller in the event Purchaser terminates this Agreement as set forth in Section 4.04, and in such event Escrow Company shall promptly pay the Deposit together with all interest thereon to Purchaser.

          (e) In the event of any disagreement between Purchaser and Seller resulting in adverse claims and demands being made in connection with or against the funds held in escrow, Escrow Company shall refuse to comply with the claims or demands of either party until such disagreement is finally resolved (i) by a court of competent jurisdiction (in proceedings which Escrow Company or any other party may initiate, it being understood and agreed by Purchaser and Seller that Escrow Company has authority (but not the obligation) to initiate such proceedings), or (ii) by an arbitrator in the event that Purchaser and Seller mutually and jointly determine to submit the dispute to arbitration pursuant to the rules of the American Arbitration Association, and in so doing Escrow Company shall not be or become liable to a party, or (iii) by written settlement between Purchaser and Seller.

          (f) Purchaser and Seller each agree to jointly and severally indemnify and hold harmless Escrow Company against any and all losses, liabilities, costs (including legal fees) and other expenses in any way incurred by Escrow Company (except to the extent the Escrow Company willfully disregards any provision of this Agreement to which it is bound) in connection with or as a result of any disagreement between Purchaser and Seller under this Agreement or otherwise incurred by Escrow Company in any way on account of its role as Escrow Company.

          (g) Escrow Company in its sole discretion shall have the right to resign as Escrow Company under this Agreement, provided that it shall provide both Purchaser and Seller with at least thirty (30) days written notice of such resignation pursuant to the notice provisions of this Agreement. Upon any such resignation, Escrow Company shall transfer the Deposit and any interest earned thereon to a successor Escrow Company jointly approved by Purchaser and Seller, whereupon the original Escrow Company shall have no further obligation or liability whatsoever as Escrow Company under this Agreement.

          (h) The parties hereby acknowledge and agree that Federal Deposit Insurance for the Deposit, if any, is limited to a cumulative maximum amount of $100,000 for each individual depositor for all of the depositor's accounts at the same or related institution. The parties further hereby acknowledge and agree that certain banking instruments such as, but not limited to, repurchase agreements and letters of credit, are not covered at all by Federal Deposit Insurance. The parties acknowledge and agree that Escrow Company shall have no obligation or liability with respect to insuring the Deposit or with respect to the solvency of the depository institution, or otherwise with respect to the appropriateness of the depository institution for purposes of the Deposit. Further, the parties understand that Escrow Company assumes no responsibility for, nor will the parties hold the same liable for, any loss occurring which arises from the fact that (x) the amount of the account or accounts contemplated hereby may cause the aggregate amount of any individual depositor's account or accounts to exceed $100,000, (y) that this excess amount is not insured by the Federal Deposit Insurance Corporation, or (z) that Federal Deposit Insurance is not available on certain types of bank instruments.

          (i) Escrow Company may pay the Deposit into a court of competent jurisdiction upon commencement by the Escrow Company of an interpleader action in such court. The reasonable out-of-pocket costs and attorneys' fees of the Escrow Company for such interpleader action shall be paid by the losing party in such interpleader action.

          (j) The rights and immunities of Escrow Company hereunder shall apply equally to its partners, of counsel, associates, employees, affiliates and agents.

          (k) All of Escrow Company's obligations under this Agreement shall automatically terminate upon disbursing the Deposit as set forth above.

                          [The signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year first above written.

                                        SELLER:

                                        BOYKIN CHICAGO L.L.C., a Delaware
                                        limited liability company

                                        By: Boykin/AEW LLC, its Manager

                                        By: Boykin Hotel Properties, L.P., its
                                        Operating Member

                                        By: Boykin Lodging Company, its General
                                        Partner


                                        By: /s/ Robert W. Boykin
                                            ------------------------------------
                                            Name: Robert W. Boykin
                                                  ------------------------------
                                            Title: Chief Executive Officer
                                                  ------------------------------
                                                   and Chairman
                                                  ------------------------------


                                        PURCHASER:

                                        THE FALOR COMPANIES, INC., an
                                        Illinois corporation


                                        By: /s/ Robert Falor
                                            ------------------------------------
                                            Name: Robert Falor
                                                  ------------------------------
                                            Title: President
                                                  ------------------------------

     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written solely with respect to their respective obligations set forth in Section 5.01(n)(vi).

                                        MANAGER:

                                        CHIBOY LLC, an Ohio limited liability
                                        company


                                        By: /s/ John E. Boykin
                                            ------------------------------------
                                            Name: John E. Boykin
                                                  ------------------------------
                                            Title: President
                                                  ------------------------------

                                        ESCROW COMPANY:

                                        STEWART TITLE GUARANTY COMPANY


                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                  ------------------------------

              FIRST AMENDMENT TO HOTEL PURCHASE AND SALE AGREEMENT

     This First Amendment to Hotel Purchase and Sale Agreement (the "Amendment") is made and entered into as of December 20, 2004 by and between Boykin Chicago L.L.C. ("Seller") and the Falor Companies, Inc. ("Purchaser").

                                    RECITALS

     A. Seller and Purchaser are parties to that certain Hotel Purchase and Sale Agreement dated as of November 5, 2004 (the "Purchase Agreement") concerning the hotel and related facilities known as the Hotel 71 located at 71 East Wacker Drive, Chicago, IL.

     B. Seller and Purchaser desire to enter into this Amendment for the purposes of amending certain terms and provisions of the Purchase Agreement.

                                    AGREEMENT

     NOW THEREFOR, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

     1. Defined Terms. All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Purchase Agreement.

     2. MRG Personal Property. Pursuant to Section 6.07 of the Purchase Agreement, Seller is obligated to remove Excluded Assets, including assets owned by MRG Enterprises, LLC, the previous tenant at the restaurant space, on or before the Closing Date. The assets of MRG Enterprises LLC which Seller is obligated to remove are more particularly described on Exhibit A attached hereto (the "MRG Personal Property"). Purchaser and Seller agree that notwithstanding the provisions of Section 6.7 of the Purchase Agreement, Seller shall not be obligated to remove the MRG Personal Property on or before the Closing Date. Notwithstanding the foregoing, in the event that Purchaser gives Seller notice on or before January 31, 2005 to remove the MRG Personal Property, Purchaser shall remove the MRG Personal Property at its expense, on or before fourteen
(14) days after receipt of such notice, and shall repair all damage caused by such removal, but shall have not obligation to replace any MRG Personal Property so removed.

     3. Miscellaneous. A telecopied facsimile of a duly executed counterpart of this Amendment shall be sufficient to evidence the binding agreement of each party to the terms hereof. Except as amended hereby, all terms and conditions of the Purchase Agreement are, and remain in full force and effect. In the event of a conflict between the terms of the Purchase Agreement and the terms of this Amendment, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date set forth above.

                          SELLER:

                          BOYKIN CHICAGO L.L.C., a Delaware
                          limited liability company

                          By: Boykin/AEW LLC, its manager

                              By: Boykin Hotel Properties, L.P.,
                                  its operating member

                                  By: Boykin Lodging Company,
                                      its general partner


                                      By: /s/ Richard C. Conti
                                          --------------------------------------
                                          Name: Richard C. Conti
                                                --------------------------------
                                          Title: President
                                                 -------------------------------


                              PURCHASER:

                              THE FALOR COMPANIES, INC., an Illinois corporation


                              By: /s/ Robert Falor
                                  ----------------------------------------------
                                  Name: Robert Falor
                                        ----------------------------------------
                                  Title: President
                                         ---------------------------------------

              SECOND AMENDMENT TO HOTEL PURCHASE AND SALE AGREEMENT

     This Second Amendment to Hotel Purchase and Sale Agreement (the "Amendment") is made and entered into as of December 27, 2004 by and between Boykin Chicago L.L.C. ("Seller") and the Falor Companies, Inc. ("Purchaser").

                                    RECITALS

     A. Seller and Purchaser are parties to that certain Hotel Purchase and Sale Agreement dated as of November 5, 2004 as amended by First Amendment to Hotel Purchase and Sale Agreement dated as of December 20, 2004 (as amended, the "Purchase Agreement") concerning the hotel and related facilities known as the Hotel 71 located at 71 East Wacker Drive, Chicago, IL.

     B. Seller and Purchaser desire to enter into this Amendment for the purposes of amending certain terms and provisions of the Purchase Agreement.

                                    AGREEMENT

     NOW THEREFOR, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

     1. Defined Terms. All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Purchase Agreement.

     2. Closing Date. The Closing Date is hereby extended to Tuesday, February 1, 2005. Notwithstanding the foregoing, Purchaser shall have the right to accelerate the Closing Date to a date earlier than February 1, 2005 by providing Seller with fourteen (14) days prior written notice.

     3. Purchase Price. The Purchase Price is hereby increased by Five Hundred Thousand Dollars to Ninety-Three Million Dollars ($93,000,000).

     Notwithstanding the foregoing, in the event that the Closing Date occurs prior to February 1, 2005, the Purchase Price shall be reduced by $18,520 for each day prior to February 1, 2005 that the Closing occurs. For example, if the closing occurs on January 27, 2005, Purchaser shall be entitled to a reduction in the Purchase Price in an amount equal to $92,600 (e.g. $18,520 x 5).

     4. Second Additional Deposit. On or before Thursday, December 30, Purchaser shall deposit with the Escrow Company, as escrow company, the additional amount of $1,000,000 by certified check or wire transfer of immediately available funds as an additional deposit (the "Second Additional Deposit"). The Second Additional Deposit, together with interest earned thereon, shall constitute part of the Deposit.

     5. Waiver of Contingencies. Notwithstanding anything to the contrary contained in the Purchase Agreement, including without limitation, the provisions of Section 9.01 and 9.02 of the Purchase Agreement, Purchaser waives any right to terminate the Purchase Agreement for any reason other than (i) the failure of the Seller to deliver the items set forth in Section 6.03 of the Purchase Agreement (other than the certificate referenced in Section 6.03(d) which Purchaser agrees Seller no longer has to deliver) and (ii) the failure of Seller to comply with the provisions of Section 6.08 of the Purchase Agreement.

     6. Miscellaneous. A telecopied facsimile of a duly executed counterpart of this Amendment shall be sufficient to evidence the binding agreement of each party to the terms hereof. Except as amended hereby, all terms and conditions of the Purchase Agreement are, and remain in full force and effect. In the event of a conflict between the terms of the Purchase Agreement and the terms of this Amendment, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date set forth above.

                          SELLER:

                          BOYKIN CHICAGO L.L.C., a Delaware
                          limited liability company

                          By: Boykin/AEW LLC, its manager

                              By: Boykin Hotel Properties, L.P.,
                                  its operating member

                                  By: Boykin Lodging Company,
                                      its general partner


                                      By: /s/ Shereen P. Jones
                                          --------------------------------------
                                          Name: Shereen P. Jones
                                                --------------------------------
                                          Title: Executive Vice President,
                                                 -------------------------------
                                                 Chief Financial and Investment
                                                 -------------------------------
                                                 Officer
                                                 -------------------------------


                              PURCHASER:

                              THE FALOR COMPANIES, INC., an Illinois corporation


                              By: /s/ Robert Falor
                                  ----------------------------------------------
                                  Name: Robert Falor
                                        ----------------------------------------
                                  Title: President
                                         ---------------------------------------

              ASSIGNMENT AND ASSUMPTION OF HOTEL PURCHASE AND SALE
              ----------------------------------------------------
                              AGREEMENT (HOTEL 71)
                              --------------------

         THIS ASSIGNMENT AND ASSUMPTION OF HOTEL PURCHASE AND SALE AGREEMENT (this "ASSIGNMENT") is made as of this 28th day of January, 2005, by THE FALOR COMPANIES, INC., an Illinois corporation ("ASSIGNOR"), to CHICAGO H&S HOTEL PROPERTY, LLC, a Delaware limited liability company ("ASSIGNEE").

                                    RECITALS:
                                    ---------

         A. Assignor, as buyer, and Boykin Chicago, L.L.C., a Delaware limited liability company ("SELLER"), as seller, have entered into a Hotel Purchase and Sale Agreement dated as of November 5, 2004, as amended by the First Amendment to Hotel Purchase and Sale Agreement dated as of December 20, 2004, the Second Amendment to Hotel Purchase and Sale agreement dated as of December 27, 2004 (as so amended and as further amended from time to time, the "AGREEMENT"). Under the Agreement Seller has agreed to sell to Assignor, and Assignor has agreed to purchase from Seller, the Property (as defined in the Agreement); and

         B. Assignor desires to assign to Assignee, and Assignee desires to accept from Assignor, all of Assignor's interest in the Agreement.

         Assignor and Assignee agree:

         1. Assignor hereby assigns to Assignee all of Assignor's interest in the Agreement.

         2. Assignee, for itself and its successors and assigns, hereby accepts the assignment identified above, and assumes each of Assignor's obligations as "Buyer" under the Agreement.

                         [signatures on following page]

Assignor and Assignee have executed this Assignment and Assumption of Hotel Purchase and Sale Agreement as of the date first written above.

         ASSIGNOR:
         ---------

         THE FALOR COMPANIES, INC.

         By: /s/ Robert Falor
             ----------------
                 Name: Robert Falor
                 Title: President

         ASSIGNEE:
         ---------

         CHICAGO H&S HOTEL PROPERTY, LLC

         By: Chicago H&S Investors, LLC, a Delaware limited liability company, its manager

                  By: Chicago H&S Manager, LLC, a Delaware limited liability company, its manager

                           By: Chicago H&S Senior Investors, LLC, a Delaware limited liability company, its manager

                                    By: /s/ Robert Falor
                                        ----------------
                                            Name: Robert Falor, its Manager

              THIRD AMENDMENT TO HOTEL PURCHASE AND SALE AGREEMENT

     This Third Amendment to Hotel Purchase and Sale Agreement (the "Amendment") is made and entered into as of February 1, 2005 by and between Boykin Chicago L.L.C. ("Seller") and the Falor Companies, Inc. ("Purchaser").

                                    RECITALS

     A. Seller and Purchaser are parties to that certain Hotel Purchase and Sale Agreement dated as of November 5, 2004 as amended by First Amendment to Hotel Purchase and Sale Agreement dated as of December 20, 2004 and Second Amendment to Hotel Purchase and Sale Agreement dated as of December 27, 2004 (as amended, the "Purchase Agreement") concerning the hotel and related facilities known as the Hotel 71 located at 71 East Wacker Drive, Chicago, IL.

     B. Seller and Purchaser desire to enter into this Amendment for the purposes of amending certain terms and provisions of the Purchase Agreement.

                                    AGREEMENT

     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

     1. Defined Terms. All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Purchase Agreement.

     2. Closing Date. The Closing Date is hereby extended to Tuesday, March 1, 2005. Notwithstanding the foregoing, Purchaser shall have the right to accelerate the Closing Date to a date earlier than March 1, 2005 by providing Seller with fourteen (14) days prior written notice.

     3. Purchase Price. The Purchase Price is hereby increased by One Million Two Hundred Thousand Dollars to Ninety-Four Million Two Hundred Thousand Dollars ($94,200,000). The Purchase Price is also be increased by the amount of the Corus Extension Fee, if any.

     Notwithstanding the foregoing, in the event that the Closing Date occurs prior to March 1, 2005, the Purchase Price shall be reduced by $21,425.00 for each day prior to March 1, 2005 that the Closing occurs. For example, if the Closing occurs on February 24, 2005, Purchaser shall be entitled to a reduction in the Purchase Price in an amount equal to $107,125 (e.g. $21,425 x 5).

     4. Deposit. Purchaser and Seller hereby authorize the Escrow Company to release the entire Deposit to Seller pursuant to the wire instructions attached as Exhibit A (as the same may be changed by Seller by notice to Purchaser, the "Wire Instructions"). Purchaser acknowledges that the Deposit has been fully earned by Seller and is completely non-refundable, but shall be applied to the Purchase Price at Closing. In addition, on or before one Business Day after the execution by Seller of this Amendment, Purchaser shall wire to Seller pursuant to the Wire Instructions an additional amount of $300,000 (the "First Extension Fee"). On or before February 20, 2005, Purchaser shall wire to Seller pursuant to the Wire Instructions a second additional amount of $300,000 (the "Second Extension Fee"). The First Extension Fee and the Second Extension Fee have been fully earned by Seller and are completely non-refundable, but shall be applied to the Purchase Price at Closing. In the event that Purchaser fails to wire to Seller the First Extension Fee or the Second Extension Fee within the time frame set forth herein, Seller shall have the right to terminate the Purchase Agreement and shall have a claim against Purchaser for the amount of the unfunded First Extension Fee and Second Extension Fee.

     5. Corus Extension Fee. Purchaser acknowledges that in order to extend the maturity date of the existing mortgage loan encumbering the property, Seller is required to pay its lender an extension fee of $250,000 on or before February 12, 2005 (as the same may be reduced or eliminated by Seller's lender in its sole discretion, the "Corus Extension Fee"). Seller shall request that the lender eliminate and/or reduce the Corus Extension Fee but can give Purchaser no assurances that such fee will be reduced or eliminated. On or before February 10, 2005, Purchaser shall wire to Seller an amount equal to the Corus Extension Fee.

     6. MRG Personal Property. Pursuant to the First Amendment to Hotel Purchase and Sale Agreement, Purchaser agreed that Seller has no obligation to remove the MRG Personal Property on or before the Closing Date unless Purchaser gave Seller notice on or before January 31, 2005. Purchaser acknowledges that Purchaser did not deliver such notice and waives any claim it may have against Seller as a result of Seller failing to remove the MRG Personal Property on or before the Closing Date.

     7. Remedies. Notwithstanding anything contrary contained in the Purchase Agreement, Purchaser acknowledges that its sole remedy in the event Seller fails to perform its obligations under, or otherwise breaches, the Agreement shall be to obtain a court order for specific performance compelling Seller to convey the Property to Purchaser in accordance with the terms of the Purchase Agreement . Except for Purchaser's right to initiate such process to obtain a court order for a specific performance, Purchaser, on behalf of itself, its agents and successors and assigns, covenants not to sue Seller with respect to any matter relating to the Property, the Purchase Agreement or the transaction described therein and releases Seller and its members, officers, directors and agents from any liability with respect thereto.

     8. Miscellaneous. A telecopied facsimile of a duly executed counterpart of this Amendment shall be sufficient to evidence the binding agreement of each party to the terms hereof. Except as amended hereby, all terms and conditions of the Purchase Agreement are, and remain in full force and effect. In the event of a conflict between the terms of the Purchase Agreement and the terms of this Amendment, the terms of this Amendment shall control.

     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date set forth above.

                          SELLER:

                          BOYKIN CHICAGO L.L.C., a Delaware
                          limited liability company

                          By: Boykin/AEW LLC, its manager

                              By: Boykin Hotel Properties, L.P.,
                                  its operating member

                                  By: Boykin Lodging Company,
                                      its general partner


                                      By: /s/ Shereen P. Jones
                                          --------------------------------------
                                          Name: Shereen P. Jones
                                          Title: Executive Vice President and
                                          Chief Financial and Investment Officer


                          PURCHASER:

                          THE FALOR COMPANIES, INC., an Illinois corporation


                          By: /s/ Robert D. Falor
                              --------------------------------------------------
                              Name: Robert D. Falor
                                    --------------------------------------------
                              Title: President and CEO
                                     -------------------------------------------

                   FOURTH AMENDMENT TO HOTEL PURCHASE AND SALE
                                    AGREEMENT

     This Fourth Amendment to Hotel Purchase and Sale Agreement (the "Amendment") is made and entered into as of March 1, 2005 by and between Boykin Chicago L.L.C. ("Seller") and Chicago H&S Hotel Property, LLC ("Purchaser").

                                    RECITALS

     A. Seller and Purchaser are parties to that certain Hotel Purchase and Sale Agreement dated as of November 5, 2004 as amended by First Amendment to Hotel Purchase and Sale Agreement dated as of December 20,2004, Second Amendment to Hotel Purchase and Sale Agreement dated as of December 27, 2004 and Third Amendment dated February 1, 2005 (as amended, the "Purchase Agreement") concerning the hotel and related facilities known as the Hotel 71 located at 71 East Wacker Drive, Chicago, IL.

     B. Seller and Purchaser desire to enter into this Amendment for the purposes of amending certain terms and provisions of the Purchase Agreement.

                                    AGREEMENT

     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

     1. Defined Terms. All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Purchase Agreement.

     2. Closing Date. The Closing Date is hereby extended to noon Eastern Standard Time, Friday, March 11, 2005.

     3. Purchase Price. The Purchase Price is hereby increased by Three Hundred and Fifty Thousand Dollars ($350,000) to Ninety-Four Million Five Hundred Fifty Thousand Dollars ($94,550,000). One Hundred Thousand Dollars ($100,000) (the "Cost Coverage Amount") of such Purchase Price increase shall be wired to Seller pursuant to the wire instructions attached hereto as Exhibit A (the "Wire Instructions") on or before 5:00 pm on March 1, 2005 and shall be applied by Seller, at Seller's sole and absolute discretion, to cover Seller's costs with respect to the fourth extension of the Closing Date. The Cost Coverage Amount shall be applied to the Purchase Price at Closing.

     4. Additional Payment. Purchaser acknowledges that the Deposit, the First Extension Fee, the Second Extension Fee and the Third Extension Fee have been fully earned by Seller and are completely non-refundable, but shall be applied to the Purchase Price at Closing. In addition, on or before 5:00 pm on March 2, 2005, Purchaser shall wire to Seller pursuant to the Wire Instructions an additional amount of Seven Hundred Fifty Thousand Dollars ($750,000). The Fourth Extension Fee has been fully earned by Seller and is completely non-refundable, but shall be applied to the Purchase Price at Closing. In the event that Purchaser fails to wire to Seller the Fourth Extension Fee and/or the Cost Coverage Amount within the time fiame set forth herein, Seller shall have the right to terminate the Purchase Agreement and shall have a claim against Purchaser for the amount of the unfunded Fourth Extension Fee and the Cost Coverage Amount.

     5. Collective Bargaining Assignment. The Collective Bargaining Assignment referred to in Section 6.04(e) of the Purchase Agreement and attached hereto as Exhibit B shall be executed and delivered by Purchaser or Purchaser's management company designated by Purchaser to operate the Hotel on or before one (1) Business Day after the date hereof.

     6 . Remedies. Notwithstanding anything contrary contained in the Purchase Agreement, Purchaser acknowledges that its sole remedy in the event Seller fails to perform its obligations under, or otherwise breaches, the Agreement shall be to obtain a court order for specific performance compelling Seller to convey the Property to Purchaser in accordance with the terms of the Purchase Agreement . Except for Purchaser's right to initiate such process to obtain a court order for a specific performance, Purchaser, on behalf of itself, its agents and successors and assigns, covenants not to sue Seller with respect to any matter relating to the Property, the Purchase Agreement or the transaction described therein and releases Seller and its members, officers, directors and agents from any liability with respect thereto.

     7. Miscellaneous. A telecopied facsimile of a duly executed counterpart of this Amendment shall be sufficient to evidence the binding agreement of each party to the terms hereof. Except as amended hereby, all terms and conditions of the Purchase Agreement are, and remain in full force and effect. In the event of a conflict between the terms of the Purchase Agreement and the terms of this Amendment, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date set forth above.

                          SELLER:

                          BOYKIN CHICAGO L.L.C., a Delaware
                          limited liability company

                          By: Boykin/AEW LLC, its manager

                              By: Boykin Hotel Properties, L.P.,
                                  its operating member

                                  By: Boykin Lodging Company,
                                      its general partner


                                  By: /s/ Richard C. Conti
                                      ------------------------------------------
                                      Name: Richard C. Conti
                                      Title: President and Chief
                                      Operating Officer


                          PURCHASER:

                          CHICAGO H&S HOTEL PROPERTY, LLC, a
                          Delaware limited liability Company


                          By: /s/ Robert D. Falor
                              --------------------------------------------------
                              Robert D. Falor, Authorized Signatory

              FIFTH AMENDMENT TO HOTEL PURCHASE AND SALE AGREEMENT


         This Fifth Amendment to Hotel Purchase and Sale Agreement (the "Amendment") is made and entered into as of March 11, 2005 by and between Boykin Chicago L.L.C. ("Seller") and Chicago H&S Property, LLC ("Purchaser").

                                    RECITALS

         A. Seller and Purchaser are parties to that certain Hotel Purchase and Sale Agreement dated as of November 5, 2004 as amended by First Amendment to Hotel Purchase and Sale Agreement dated as of December 20, 2004, Second Amendment to Hotel Purchase and Sale Agreement dated as of December 27, 2004, Third Amendment dated February 1, 2005 and Fourth Amendment dated March 1, 2005 (as amended, the "Purchase Agreement") concerning the hotel and related facilities known as the Hotel 71 located at 71 East Wacker Drive, Chicago, IL.

         B. Seller and Purchaser desire to enter into this Amendment for the purposes of amending certain terms and provisions of the Purchase Agreement.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

         1. Defined Terms. All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Purchase Agreement.

         2. Closing Date. The Closing Date is hereby extended to noon Eastern Standard Time on Wednesday, March 23, 2005.


         3. Purchase Price. The Purchase Price is hereby increased by Five Hundred Thousand Dollars ($500,000) to Ninety-Five Million Fifty Thousand Dollars ($95,050,000).

         4. Additional Payment. On or before 5:00 pm on Monday, March 14, 2005, Purchaser shall wire to Seller pursuant to the wire instructions attached hereto as Exhibit A (the "Wire Instructions") an additional amount of Three Hundred Thousand Dollars ($300,000) (the "Fifth Extension Fee"). The Fifth Extension Fee has been fully earned by Seller and is completely non-refundable, but shall be applied to the Purchase Price at Closing. In the event that Purchaser fails to wire to Seller the Fifth Extension Fee within the time frame set forth herein, Seller shall have the right to terminate the Purchase Agreement and shall have a claim against Purchaser for the amount of the unfunded Fifth Extension Fee.

         5. Collective Bargaining Assignment. Purchaser agrees not to, and to cause its management agent not to, attempt to negotiate any provisions of the Collective Bargaining

Agreements hereafter up to and through the date of closing and to execute or cause such management agent to execute the assignment attached as Exhibit B.

         6.       Remedies.


                  (a) Notwithstanding anything contrary contained in the Purchase Agreement, Purchaser hereby waives any and all claims against Seller under the Purchase Agreement and acknowledges that its sole remedy in the event Seller fails to perform its obligations under, or otherwise breaches, the Agreement shall be to obtain a court order for specific performance compelling Seller to convey the Property to Purchaser in accordance with the terms of the Purchase Agreement . Except for Purchaser's right to initiate such process to obtain a court order for a specific performance, Purchaser, on behalf of itself, its agents and successors and assigns, covenants not to sue Seller with respect to any matter relating to the Property, the Purchase Agreement or the transaction described therein and releases Seller and its members, officers, directors and agents from any liability with respect thereto.

                  (b) Notwithstanding anything to the contrary contained in the Purchase Agreement, in addition to all remedies which Seller may have against Purchaser pursuant to the Purchase Agreement, Purchaser agrees that in the event that Purchaser fails to perform its obligation to close the transaction contemplated by the Purchase Agreement on the Closing Date, Purchaser shall pay Seller additional liquidated damages in the amount of $3,000,000. Seller and Purchaser agree that the Seller's damages resulting from Purchaser's default are difficult to determine, and the amount of the additional liquidated damages, in addition to Seller's remedies pursuant to Section 13.01 of the Purchase Agreement, is a fair estimate of those damages. Robert Falor and Guy Mitchell (collectively "Guarantor") jointly and severally agree to guarantee the obligation of the Purchaser to pay the liquidated damages set forth in this Section 6(b). Such guarantee is unconditional and Robert Falor and Guy Mitchell waive any and all defenses to such claim and acknowledge that Seller shall have no obligation to pursue action against any other party, including Purchaser, prior to enforcing its rights against Guarantor. Guarantor agrees that their obligation under this Section 6(b) shall be governed by the laws of the Commonwealth of Massachusetts and any litigation in connection therewith shall be conducted in the Commonwealth of Massachusetts and each of Robert Falor and Guy Mitchell submit to jurisdiction and consent to venue in such courts and waive any defense based on forum non conveniens.

         7.       Acceleration of Closing Date: Release of Guaranty.

                  (a) Purchaser shall have the right to accelerate the Closing Date to Friday, March 18, 2005 by providing Seller with written notice thereof on or before 12:00 noon eastern standard time on Tuesday, March 15. Such acceleration shall only be effective in the event that Purchaser wires to Seller an additional $1,000,000 pursuant to the Wiring Instructions on or before 5:00 p.m. eastern standard time on Tuesday, March 15, 2005. Upon receipt, such $1,000,000 will have been fully earned by Seller and is completely non-refundable, but shall be applied to the Purchase Price at Closing. In the event that Purchaser validly exercise its right to accelerate the Closing Date and delivers the $1,000,000 in accordance with the provisions set forth in this Paragraph 7, (i) the provisions of Section 6(b) of this Amendment shall be of no further force and effect (e.g. Seller shall not be entitled to the additional $3,000,000 as liquidated damages in the event Purchaser defaults and Robert Falor and Guy Mitchell shall be released from any liability with respect to the guaranty and (ii) the Purchase Price shall be reduced by $200,000.00.

                  (b) In the event that Purchaser wires to Seller an additional $1,000,000 pursuant to the Wiring Instructions on or before 5:00 p.m. eastern standard time on Tuesday, March 15, 2005, but does not accelerate the Closing Date as provided in subsection (a) above, the provisions of Section 6(b) of this Amendment shall be of no further force and effect (e.g. Seller shall not be entitled to the additional $3,000,000 as liquidated damages in the event Purchaser defaults and Robert Falor and Guy Mitchell shall be released from any liability with respect to the guaranty). There shall be no reduction in the Purchase Price if the Closing Date is not accelerated. Upon receipt, such $1,000,000 will have been fully earned by Seller and is completely non-refundable, but shall be applied to the Purchase Price at Closing.

         8. Miscellaneous. A telecopied facsimile of a duly executed counterpart of this Amendment shall be sufficient to evidence the binding agreement of each party to the terms hereof. Except as amended hereby, all terms and conditions of the Purchase Agreement are, and remain in full force and effect. In the event of a conflict between the terms of the Purchase Agreement and the terms of this Amendment, the terms of this Amendment shall control.

         IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date set forth above.

                                SELLER:

                                BOYKIN CHICAGO L.L.C., a Delaware
                                limited liability company

                                By: Boykin/AEW LLC, its manager

                                     By: Boykin Hotel Properties, L.P.,
                                          its operating member

                                          By: Boykin Lodging Company,
                                               its general partner

                                               By:/s/ Richard C. Conti
                                                  ------------------------------
                                                   Name: Richard C. Conti
                                                   Title: President and Chief
                                                   Operating Officer


                                PURCHASER:

                                CHICAGO H&S HOTEL PROPERTY, LLC

                                By: /s/ Robert Falor
                                    ----------------------------
                                Name: Robert Falor
                                Title: Authorized Signer


By executing below, subject to Section 7 of this Amendment, the undersigned jointly and severally agree to guaranty Purchaser's obligations under Section 6(b) of this Amendment to pay Seller an additional $3,000,000 in the event Purchaser fails to close the transaction contemplated by the Purchase Agreement on the Closing Date.

/s/ Robert Falor
----------------------------
Robert Falor

/s/ Guy Mitchell
----------------------------
Guy Mitchell